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The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142539

         Subject to completion, dated October 9, 2007

P R E L I M I N A R Y   P R O S P E C T U S   S U P P L E M E N T
(TO PROSPECTUS DATED OCTOBER 9, 2007)

$
Convertible Senior Floating Rate Notes due 2012

        We are offering $            principal amount of our Convertible Senior Floating Rate Notes due 2012, which we refer to as the Notes. The Notes will bear interest at a rate per year equal to the three month LIBOR (as defined herein) plus            %. Interest on the Notes will be paid on each January 1, April 1, July 1 and October 1, commencing on January 1, 2008. The Notes will mature on October 1, 2012. We may not redeem the Notes prior to the date on which they mature except to the extent necessary to preserve our qualification as a real estate investment trust. Following the occurrence of a fundamental change, holders may require us to repurchase Notes in whole or in part for cash at 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest. We will issue the Notes only in registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        The Notes will be convertible prior to the close of business on the business day prior to the stated maturity date, at any time on or after August 15, 2012, and also under the following circumstances: (i) if the closing sale price of our common stock reaches a specified threshold over a specified time period; (ii) if the trading price of the Notes is below a specified threshold for a specified time period; (iii) if the Notes have been called for redemption; or (iv) upon the occurrence of the specified transactions described in this prospectus supplement. Upon conversion, we will satisfy our conversion obligations by delivering cash, shares of our common stock or any combination thereof, at our option; provided, however, that at any time on or prior to August 15, 2012, we may irrevocably elect, in our sole discretion without the consent of the holders of the Notes, to settle all of our future conversion obligations through the "net share settlement" method described under "Description of the Notes—Conversion Settlement" in this prospectus supplement.

        The initial conversion rate for each $1,000 principal amount of Notes will be             shares of our common stock. This is equivalent to an initial conversion price of approximately $            per share. For a discussion of the circumstances in which the conversion rate will be subject to adjustment, see "Description of the Notes—Conversion Rate Adjustments" in this prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol "SFI." On October 8, 2007, the last reported sales price for our common stock on the NYSE was $35.38 per share.

        The Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. The Notes will be effectively subordinated to our secured indebtedness and to all indebtedness of our subsidiaries.

        We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any quotation system. Currently there is no public market for the Notes.

        The public offering price of the Notes is            % of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, from October     , 2007 to the date of delivery of the Notes, if the Notes are delivered after October     , 2007. The underwriters will purchase the Notes from us at a price of            % of the aggregate principal amount of the Notes.

        The underwriters will have the option to purchase up to an additional $                        in principal amount of Notes within 30 days of the date of this prospectus supplement solely to cover over-allotments.

        Investing in the Notes involves risks. See "Risk Factors" beginning on page S-7 of this prospectus supplement and on page 16 of our Annual Report on Form 10K for the fiscal year ended December 31, 2006, for a discussion of certain risks you should consider before investing in the Notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        We expect that delivery of the Notes will be made in New York, New York on or about October     , 2007.

Joint Book-Running Managers

Citi	JPMorgan
Co-Managers
Banc of America Securities LLC	Wachovia Securities

The date of this prospectus supplement is October     , 2007.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise stated or the context requires otherwise, references to "iStar," "the Company," "we," "us" and "our" are to iStar Financial Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus supplement and in the documents we incorporate by reference some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, and you should not place undue reliance on those statements.

ii

iSTAR FINANCIAL INC.

        We are a leading publicly-traded finance company focused on the commercial real estate industry. We primarily provide custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. We seek to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to our customers. We are taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this prospectus supplement or the accompanying prospectus. Our primary regional offices are located in Atlanta, Boston, Chicago, Dallas, Hartford, Irvine, Los Angeles, Phoenix, San Francisco and Washington, D.C. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, Inc., our corporate facilities management division, is headquartered in Atlanta. We also have a subsidiary, iStar Europe Ltd., with an office located in London.

RECENT DEVELOPMENTS

Acquisition of Fremont Business

        On July 2, 2007, we acquired the commercial real estate lending business of Fremont Investment & Loan, or Fremont, a subsidiary of Fremont General Corporation, pursuant to a definitive asset purchase agreement, dated May 21, 2007. We acquired approximately 285 commercial mortgage loans in the transaction, substantially all of which are first mortgage loans. Approximately 60% of the loans, by carrying value, as of June 30, 2007, are collateralized by apartment and other types of residential properties located throughout the United States. The balance of the loans are collateralized by a variety of property types. Approximately 130 employees of Fremont located in eight offices throughout the United States joined our company at the closing of the transaction.

        The aggregate principal amount of the loans that we acquired was approximately $6.3 billion as of June 30, 2007. As of that date, approximately $500 million principal amount of the loans were non-performing loans. We paid Fremont approximately $1.9 billion in cash and concurrently sold to Fremont a senior A-participation interest in the acquired portfolio of loan assets, representing an approximately 70% interest in the portfolio. We retained a 30% B-participation interest in the acquired portfolio of loan assets with an approximate $2.1 billion principal amount. Our B-participation interest is in the first loss position with respect to the portfolio. In addition, we have agreed to fund up to approximately $3.7 billion of unfunded loan commitments associated with the portfolio. We will hold title to all of the loans and will be solely responsible for asset management and loan servicing.

        On September 18, 2007, we filed an amended Current Report on Form 8-K/A containing historical and pro forma financial information regarding the Fremont transaction. That report is incorporated by reference into this prospectus supplement and the accompanying prospectus.

        We financed the cash portion of the purchase price with approximately $1.9 billion of borrowings under an unsecured interim financing facility provided by a syndicate of banks, including affiliates of certain of the underwriters of this offering. We will use a portion of the net proceeds from this offering to repay a portion of the outstanding borrowings under the interim financing facility. Affiliates of certain of the underwriters of this offering who are lenders under the interim financing facility will receive their proportionate share of the net proceeds of this offering used for this purpose based upon their loan commitments under the interim financing facility.

Revolving Credit Facility

        On June 26, 2007, we entered into a new $1.2 billion unsecured revolving credit facility with a syndicate of lenders, including affiliates of certain of the underwriters of this offering. In this prospectus supplement, we refer to this new facility as our "new unsecured revolving credit facility." The new facility matures in June 2012. The facility permits borrowings in multiple currencies. Non-U.S. dollar borrowings will initially be guaranteed by our subsidiaries that will hold our foreign assets. Outstanding borrowings will bear interest at a floating rate based upon one of several base rates which will vary depending upon the currency of the borrowing, plus a margin which adjusts upward or downwards based upon our corporate credit rating. This new facility supplements the borrowing capacity we have under our existing $2.2 billion unsecured revolving credit facility. In this prospectus supplement, we refer to this existing facility as our "existing unsecured revolving credit facility." We refer to our new unsecured revolving credit facility together with our existing unsecured revolving credit facility as our "unsecured revolving credit facilities."

Accounting for Derivatives

        For the three months ending September 30, 2007, we expect to record a cumulative non-cash out of period charge of $12.1 million to reflect a cumulative reduction in the fair value of three interest rate swaps which we have determined did not qualify for hedge accounting within the meaning of Statement of Financial Auditing Standards No. 133 ("SFAS 133"). This charge will be partially offset by an increase in the fair value of the swaps of approximately $8.4 million during the third quarter, resulting in a net charge of approximately $3.7 million for the quarter ending September 30, 2007.

        The application of hedge accounting generally requires us to evaluate the effectiveness of our hedging relationships on an ongoing basis and to calculate the changes in fair value of our hedging instruments and related hedged items independently. This is known as the "long-haul" method of hedge accounting. Transactions that meet more stringent criteria may qualify for the "short-cut" method of hedge accounting in which an assumption can be made that the change in fair value of a hedged item exactly offsets the change in value of the related derivative.

        We determined that we incorrectly applied the "short-cut" method of hedge accounting to three interest rate swaps which we entered into in 2003 in connection with our issuance of fixed rate debt securities. Since the swaps were incorrectly designated as qualifying for short-cut hedge accounting, and we did not test the hedging relationships periodically for effectiveness, the provisions of SFAS 133 do not allow us to apply retroactively the "long-haul" method, although the swaps would have qualified for long-haul hedge accounting treatment if they had been documented that way at their inception.

        We will record the cumulative non-cash out of period charge of $12.1 million in our statement of operations for the three months ending September 30, 2007, rather than restating prior periods. The charge reflects a cumulative loss in the fair value of the swaps from the time they were entered into through June 30, 2007 and will be recorded as an increase to Debt Obligations and Other Expenses.

        We have concluded that the cumulative loss is not material to any of our previously issued financial statements for any period. Taking the cumulative charge in any year from 2003 through 2006, would have impacted net income by 2.5% or less. Further, we have concluded that the cumulative loss is not material to the quarter ending September 30, 2007, nor is it expected to be material to the current fiscal year. This charge will be partially offset by an increase in the fair value of the swaps of approximately $8.4 million during the third quarter, resulting in a net charge of approximately $3.7 million for the quarter ending September 30, 2007.

        We redesignated the swaps and all of our other derivative contracts in September 2007 to qualify for long-haul accounting. We anticipate that the mark-to-market of our derivative contracts and hedged items will result in some volatility in our income statement prospectively, although there will be no actual adverse economic impact to us and no effect on the non-GAAP financial measure of adjusted earnings which we regularly report.

Summary of Offering

        This summary is not a complete description of the Notes and the related indenture. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the Notes and the related indenture, see the section entitled "Description of the Notes" in this prospectus supplement. In this portion of the summary, the terms "we," "us" and "our" refer only to iStar Financial Inc. and not to any of its consolidated subsidiaries.

Issuer	iStar Financial Inc.
Notes Offered	$ million aggregate principal amount, or $ million if the underwriters' over-allotment option is exercised in full.
Ranking	The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future indebtedness that is not contractually subordinated to the Notes. However, the Notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the collateral securing the same) and to all liabilities and preferred equity of all of our subsidiaries. As of June 30, 2007, the aggregate amount of our outstanding consolidated indebtedness was approximately $9.0 billion, of which approximately $596 million was indebtedness of our subsidiaries. After giving pro forma effect to the acquisition and financing of the Fremont commercial real estate lending business, as adjusted for this offering and the application of the net proceeds of this offering as described under "Use of Proceeds," our outstanding consolidated indebtedness would have been approximately $10.9 billion and our subsidiaries would have had approximately $596 million of indebtedness outstanding in each case at June 30, 2007.
Interest	The Notes will bear interest at a rate per annum equal to three-month LIBOR (as defined herein), plus % (calculated on the basis of a 360-day year using the actual number of days elapsed from and including an interest payment date to but excluding the next succeeding interest payment date). Interest on the Notes will be reset quarterly. Interest will be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year, beginning January 1, 2008.
Maturity	The Notes will mature on October 1, 2012 unless previously redeemed, repurchased or converted in accordance with their terms prior to such date.
Redemption to Preserve REIT Qualification	In order to preserve our qualification as a REIT, we may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any unpaid interest accrued to the redemption date. The Notes will not otherwise be redeemable at our option prior to the stated maturity date. See "Description of the Notes—Redemption to Preserve REIT Qualification."
Our right to redeem the Notes as described in this paragraph will terminate if the restrictions on ownership and transfer of our capital stock set forth in our charter terminate and under certain other circumstances, all as described under "Description of the Notes—Redemption to Preserve our REIT Qualification."

Holders surrendering for conversion Notes which have been called for redemption will be entitled to receive a make-whole premium in the form of an increase in the applicable conversion rate as and to the extent described in this prospectus supplement under "Description of the Notes—Conversion Rights—Conversion upon notice of redemption."
Repurchase of Notes at Each Holder's Option Upon Certain Fundamental Change Events	Upon the occurrence of certain fundamental changes, holders of Notes may require us to repurchase their Notes in whole or in part for cash equal to 100% of the principal amount of the Notes to be repurchased plus any unpaid interest accrued to the repurchase date. A fundamental change will occur upon the occurrence of a change in control or a termination of trading as described under "Description of the Notes—Repurchase at Option of Holders Upon a Fundamental Change."
Conversion Rights	Holders may convert their Notes based on the applicable conversion rate (described below) prior to the close of business on the business day prior to the stated maturity date at any time on or after August 15, 2012 and also under any of the following circumstances:
• during any calendar quarter beginning after December 31, 2007 (and only during such calendar quarter), if, and only if, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 130% of the conversion price per share in effect on the applicable trading day;
• during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the Notes was less than 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate;
• if those Notes have been called for redemption, at any time prior to the close of business on the business day prior to the redemption date; or
• upon the occurrence of specified transactions described under "Description of the Notes—Conversion Rights" in this prospectus supplement.
By delivering to the holder cash, shares of our common stock, or a combination thereof, we will satisfy our obligation with respect to the Notes tendered for conversion. Accordingly, upon conversion of a Note, accrued and unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.
Conversion Rate	The initial conversion rate for each $1,000 principal amount of Notes is shares of our common stock. This is equivalent to an initial conversion price of approximately $ per share. In addition, if certain fundamental change transactions occur and a holder elects to convert Notes in connection with any such transaction, holders may be entitled to an increase in the conversion rate as described under "Description of the Notes — Conversion Rights — Make whole upon certain fundamental change transactions" in this prospectus supplement. The conversion rate may also be adjusted under certain other circumstances, including the payment of cash dividends in excess of our current regular quarterly cash dividend of $0.825 per share, but will not be adjusted for accrued and unpaid interest on the Notes. See "Description of the Notes — Conversion Rate Adjustments" in this prospectus supplement.

Conversion Settlement	Upon conversion, we will satisfy our conversion obligations by delivering cash, shares of our common stock or any combination thereof, at our option; provided, however, that at any time prior to August 15, 2012, we may irrevocably elect, in our sole discretion without the consent of the holders of the Notes, to settle all of our future conversion obligations through the "net share settlement" method described under "Description of the Notes—Conversion Settlement" in this prospectus supplement. If we satisfy our conversion obligation solely in cash or through a delivery of a combination of cash and shares of our common stock, the settlement amount will be based on a daily conversion value calculated on a proportionate basis for each trading day of the relevant 20 trading day observation period as described under "Description of the Notes—Conversion Settlement" in this prospectus supplement.
Restrictions on Ownership; Limitation on Shares Issuable Upon Conversion	Our charter contains restrictions on the number of our shares that a person may own that are intended to assist us in maintaining our qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Code. Among other things, our charter provides that, subject to exceptions, no person may beneficially or constructively own more than 9.8% of the number or value of our shares of capital stock. In addition, our charter, subject to exceptions, prohibits any person from beneficially or constructively owning our shares to the extent that such ownership of shares would result in our being "closely-held" under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT. For more information about these restrictions, see "Description of Common Stock and Preferred Stock—Restrictions on Ownership and Transfer" in the accompanying prospectus.
The indenture will, in general, provide that, notwithstanding any other provision of the indenture or the Notes, no holder of Notes shall be entitled to convert such Notes into shares of our common stock to the extent that the receipt of such common stock would violate any of the limitations on ownership of our capital stock contained in our charter. In a case where a holder of Notes attempts to convert Notes but is prevented from doing so as a result of any of those ownership limits, we may, but will not be required to, pay cash to such holder upon such conversion as provided in this prospectus supplement. The foregoing limitation on the right of holders of Notes to receive common stock upon conversion of Notes will terminate if the restrictions on ownership and transfer of our stock set forth in our charter terminate and under certain other circumstances, all as described under "Description of the Notes—Ownership Limit; Limitation on Stock Issuable Upon Conversion."

Trading	The Notes are a new issue of securities, and there is currently no established trading market for the Notes. An active or liquid market may not develop for the Notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the Notes on any securities exchange or for quotation on any quotation system. Our common stock is listed on the NYSE under the symbol "SFI."
Certain U.S. Federal Income Tax Consequences	You should read carefully the sections "Certain U.S. Federal Income Tax Consequences" in this prospectus supplement and the accompanying prospectus, as well as the tax risk factors that are included and incorporated by reference in this prospectus supplement, for certain U.S. federal income tax considerations relevant to an investment in the Notes and the common stock into which the Notes, in certain circumstances, are convertible.
Book-Entry Form	The Notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in a global certificate representing the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated Notes, except in limited circumstances described in "Description of the Notes-Book-Entry System."
Use of Proceeds	We intend to use approximately $ million of the net proceeds to repay outstanding indebtedness incurred by us under the unsecured interim financing facility we used to fund the acquisition of the commercial real estate lending business of Fremont. We intend to use the balance of the net proceeds to repay outstanding U.S. dollar indebtedness under our unsecured revolving credit facilities. See "Use of Proceeds."
Risk Factors	You should read carefully the "Risk Factors" beginning on page S-7 of this prospectus supplement and page 16 of our annual report on Form 10-K for the fiscal year ended December 31, 2006 for certain considerations relevant to an investment in the Notes and the common stock into which the Notes, in certain circumstances, are convertible.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing the Notes in the offering. Our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, also contains a Risk Factors section beginning on page 16 of that report. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this document, before purchasing the Notes. You should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

We have a significant amount of indebtedness.

        As of June 30, 2007, on a pro forma basis after giving effect to the acquisition and financing of the Fremont commercial real estate lending business, as adjusted for this offering and the application of the net proceeds of this offering as described under "Use of Proceeds," our consolidated outstanding debt would have been approximately $10.9 billion. In addition, we have recently entered into the new unsecured revolving credit facility which supplements the existing unsecured revolving credit facility. The interim financing facility will mature in June 2008 and we currently expect to refinance outstanding borrowings under that facility with the proceeds of future offerings of debt and/or equity securities. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control.

The Notes will be structurally subordinated to subsidiary debt.

        The Notes are not guaranteed by any of our subsidiaries. After giving pro forma effect to the acquisition and financing of the Fremont commercial real estate lending business, as adjusted for this offering and the application of the net proceeds of this offering as described under "Use of Proceeds," our subsidiaries would have had approximately $596 million of indebtedness outstanding at June 30, 2007. Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent. Therefore, these Notes are structurally subordinated to the indebtedness of our subsidiaries.

As a REIT, we must distribute most of our income to our stockholders.

        We must distribute annually at least 90% of our taxable net income to our stockholders to maintain our REIT qualification. Our taxable net income has historically been lower than the cash flow generated by our business activities, primarily because our taxable net income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable net income. Our primary unsecured revolving credit facility permits us to distribute up to the greater of 110% of our adjusted earnings or such dividends as may be necessary to maintain our REIT qualification.

We may not have the cash necessary to pay cash amounts owing upon conversions of Notes or to repurchase the Notes following certain fundamental changes.

        Upon the conversion of Notes in accordance with their terms, to the extent that we have elected to satisfy the settlement amount pursuant to the net share settlement provisions, we will be required to pay the lesser of the conversion value and the principal amount of such Notes in cash. Holders of Notes also have the right to require us to repurchase the Notes for cash upon the occurrence of certain fundamental changes. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay the cash amounts owing upon conversions of Notes or to make the required repurchase of Notes, as the case may be, at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms. In addition, our ability to pay cash amounts owing upon conversion of Notes or to make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. However, our failure to pay cash amounts owing upon conversion of Notes or make the required repurchase, as the case may be, would constitute an event of default under the indenture governing the Notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases.

There is currently no trading market for the Notes, and an active liquid trading market for the Notes may not develop or, if it develops, be maintained.

        The Notes are a new issue of securities, and there is currently no existing trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any quotation system. Although the underwriters have advised us that they intend to make a market in the Notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active public trading market may not develop for the Notes and, even if one develops, may not be maintained. If an active public trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes is likely to be adversely affected and holders may not be able to sell their Notes at desired times and prices or at all. If any of the Notes are traded after their purchase, they may trade at a discount from their purchase price.

        The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the Notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

        The Notes have a number of features that may adversely affect the value and trading prices of the Notes, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, volatile or depressed market prices for our shares of common stock are likely to have a similar effect on the trading price of the Notes. It is impossible to assure holders of Notes that the closing sale price of our common stock in the future will not have an adverse effect on the trading prices of the Notes.

Holders of Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

        Holders of Notes as such will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any distributions on our common stock), but holders of Notes will be subject to all changes affecting our common stock. Holders of Notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their Notes. For example, in the event that an amendment is proposed to our charter requiring approval of holders of our common stock and the record date for determining the holders of common stock of record entitled to vote on the amendment occurs prior to a holder's receipt of our common stock upon the conversion of Notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the Notes may prevent the conversion of Notes prior to August 15, 2012.

        The Notes are convertible prior to the close of business on the business day prior to the stated maturity date, at any time on or after August 15, 2012 and also if the closing sale price of our common stock reaches a specified threshold over a specified time period, if the trading price of the Notes is below a specified threshold for a specified time period, if we redeem the Notes or if certain specified transactions or events occur and then only at prescribed times. See "Description of the Notes—Conversion Rights." If these conditions are not met, holders of Notes will not be able to convert their Notes prior to August 15, 2012 and therefore may not be able to receive the value of the consideration into which the Notes would otherwise be convertible. In addition, even if such conditions are met, upon the conversion of Notes, we have the option to settle our conversion obligations in cash. As a result, upon conversion of a Note, a holder will not be able to obtain the benefit of future ownership of our common stock beyond the number of shares of our common stock, if any, that we elect to issue upon such conversion and, in order to do so, would be required to incur the related transaction costs to purchase our common stock.

The premium payable on Notes converted in connection with certain fundamental change transactions may not adequately compensate holders for the lost option time value of their Notes as a result of any such fundamental change.

        If certain transactions that constitute a fundamental change occur, under certain circumstances, we will increase the conversion rate by a number of additional shares of common stock. This increased conversion rate will apply only to holders who convert their Notes in connection with any such transaction. The number of the additional shares of common stock will be determined based on the date on which the transaction becomes effective and the price paid per share in such transaction, as described under "Description of the Notes—Conversion Rights—Make whole upon certain fundamental change transactions." While the number of additional shares of common stock is designed to compensate holders for the lost option time value of the Notes as a result of such transaction, the amount of the premium payable is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid per share of common stock in the transaction is less than $            or equal to or in excess of $            , the conversion rate will not be increased. In no event will the number of shares of common stock issuable upon the conversion of Notes exceed            per $1,000 principal amount of Notes, subject to adjustment under certain circumstances, regardless of when the transaction becomes effective or the price paid per share of common stock in the transaction.

The conversion rate of the Notes may not be adjusted for all dilutive events.

        The conversion rate of the Notes is subject to adjustment for certain events, including, but not limited to, certain distributions on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under "Description of the Notes—Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the Notes and our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the Notes and their value but does not result in an adjustment to the conversion rate.

The definition of a fundamental change requiring us to repurchase Notes is limited and therefore the trading price of the Notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

        The term "fundamental change," as used in the Notes and the indenture, is limited and may not include every event that might cause the trading price of the Notes to decline. As a result, our obligation to repurchase the Notes upon a fundamental change may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

Upon conversion of the Notes, we will pay a settlement amount consisting of cash and/or shares of our common stock based upon a specified observation period, and you may receive less proceeds than expected.

        We will satisfy our conversion obligation to holders by delivering cash, shares of our common stock or any combination thereof, at our option. If we satisfy our conversion obligation solely in cash or through delivery of a combination of cash and shares of our common stock, the settlement amount will be based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day observation period, which generally will not commence until two trading days after the related conversion date. Accordingly, upon conversion of a Note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the Notes as of the conversion date (as defined under "Description of the Notes"). In addition, because of the 20 trading day observation period and the date on which it commences, settlement of conversions settled solely in cash or in a combination of cash and shares of our common stock generally will be delayed until at the least the 27th trading day following the related conversion date. See "Description of the Notes." Upon conversion of the Notes, you may receive consideration worth less than the conversion value of the Note as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the observation period.

        Our failure to convert the Notes into cash and/or shares of our common stock upon exercise of a holder's conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the Notes.

The Notes may be redeemable under certain circumstances.

        We may redeem all or part of the Notes in order to preserve our qualification as a REIT for U.S. federal income tax purposes. Holders who convert their Notes in connection with any such redemption will be entitled to a make-whole payment in the form of an increase in the conversion rate as described under "Description of the Notes—Conversion Rights—Conversion upon notice of redemption." Although this make-whole payment is designed to compensate holders for the lost option time value of the Notes as a result of such redemption, the amount of the premium payable is only an approximation of such lost value and may not adequately compensate holders for such loss.

The market price and trading volume of our common stock may be volatile.

        The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include those set forth under "Risk Factors" and "Forward-Looking Statements" and in the information incorporated and deemed to be incorporated by reference herein, as well as:

  •
  actual or anticipated variations in our quarterly operating results or business prospects;

  •
  changes in our earnings estimates or publication of research reports about us or the commercial finance or real estate industries;

  •
  an inability to meet or exceed securities analysts' estimates or expectations;

  •
  increases in market interest rates;

  •
  hedging or arbitrage trading activity in our common stock;

  •
  capital commitments;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any increased indebtedness we incur in the future;

  •
  additions or departures of management personnel;

  •
  actions by institutional shareholders;

  •
  speculation in the press or investment community;

  •
  general market and economic conditions; and

  •
  future sales or our common stock or securities convertible into, or exchangeable or exercisable for, our common stock.

        Holders who receive shares our common stock upon conversion of their Notes will be subject to the risk of volatile market prices and wide fluctuations in the market price of our common stock. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure you that the market prices of our common stock will not fall in the future.

Broad market fluctuations could negatively impact the market price of our common stock and the trading price of the Notes.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performance. These broad market fluctuations could reduce the market price of our common stock and the trading price of the Notes. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock and the trading price of the Notes.

Declines and fluctuations in the market price of our common stock may also adversely affect the trading price of the Notes.

        Declines and fluctuations in the market price of our common stock may also adversely affect the trading price of the Notes offered hereby and could limit the amount of cash and number of shares of common stock, if any, issuable upon conversion of the Notes. It is impossible to assure holders of Notes that the closing sale price of our common stock in the future will not have an adverse effect on the trading price of the Notes.

The issuance of common stock upon conversion of the Notes will dilute the ownership interest of existing holders of our common stock, including holders who had previously converted their Notes.

        The issuance of common stock upon conversion of some or all of the Notes will dilute the ownership interests of existing holders of our common stock. Any sales in the public market of shares of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. The interim financing facility will mature in June 2008 and we currently expect to refinance outstanding borrowings under that facility with the proceeds of future offerings of debt and/or equity securities. The issuance of common stock upon conversion of the Notes may also have the effect of reducing our net income per share to unexpected levels and could reduce the market price of our common stock unless revenue growth or cost savings sufficient to offset the effect of such issuance can be achieved. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the market price of our common stock.

Future sales of a significant number of shares our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock or the trading price of the Notes, or both.

        Sales of a substantial number of shares our common stock or other equity-related securities in the public markets, or the perception of such sales could occur, could depress the market price of our common stock or the trading price of the Notes, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the trading price of the Notes. The market price of our common stock could be adversely affected by possible sales of our common stock by investors who view the Notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which may occur involving our common stock. This hedging or arbitrage could, in turn, adversely affect the market price of the Notes.

You may recognize taxable income upon an adjustment to the conversion rate.

        The rate at which the Notes are convertible into shares of our common stock is subject to adjustment upon certain events. See "Description of the Notes—Conversion Rate Adjustments." For U.S. federal income tax purposes, holders will be deemed to receive a taxable distribution from us upon certain adjustments to the conversion rate of the Notes (or upon certain failures to adjust the conversion rate), notwithstanding that holders have not received any cash in respect of such deemed distribution. Certain holders, including Non-U.S. Holders (as defined in "Certain U.S. Federal Income Tax Consequences"), will be subject to U.S. federal income tax withholding in respect of such deemed distributions, which will be satisfied out of cash payments of interest on the Notes or cash or shares of common stock otherwise deliverable to a holder upon a conversion of Notes or a redemption or repurchase of Notes.

RATIO OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Six Months Ended June 30, 2007
		2006	2005		2004		2003	2002
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.7x	1.6x	1.7x	(2)	1.5x	(3)	2.0x	1.7x
Ratio of earnings to fixed charges(1)	1.8x	1.8x	1.9x	(2)	1.8x	(3)	2.3x	2.0x

(1)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before adjustment for minority interest in consolidated subsidiaries, or income or loss from equity investees, income taxes and cumulative effect of change in accounting principle plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness (including amortization of original issue discount) and the implied interest component of our rent obligations in the periods presented.

(2)
Includes the effect of STARs asset-backed notes redemption charge of $44.3 million. Excluding this charge, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 1.8x and 2.0x, respectively.

(3)
Includes the effect of chief executive officer, chief financial officer and ACRE Partners compensation charges of $106.9 million, 8.75% Senior Notes due 2008 redemption charge of $11.5 million and, for the ratio of earnings to fixed charges and preferred dividends, preferred stock redemption charge of $9.0 million. Excluding these charges, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 2.0x and 2.3x, respectively.

USE OF PROCEEDS

        The net proceeds from the sale of the Notes, after deducting underwriting discounts and commissions and fees and expenses related to the offering, are expected to be approximately $                   million. We intend to use approximately $                   million of the net proceeds to repay outstanding indebtedness incurred by us under the unsecured interim financing facility we used to fund the acquisition of the commercial real estate lending business of Fremont. We intend to use the balance of the net proceeds to repay outstanding U.S. dollar indebtedness under our unsecured revolving credit facilities. The weighted average interest rate of the borrowings we intend to repay was 5.83%, and the maturity was 1.7 years. Affiliates of some of the underwriters of this offering are lenders under the unsecured revolving credit facilities and the unsecured interim financing facility and will, therefore, receive a portion of the net proceeds from the sale of the Notes. For more information, please see the "Underwriting" section of this prospectus supplement.

CAPITALIZATION

        The following table sets forth (1) our capitalization at June 30, 2007 on an actual basis, (2) our capitalization on a pro forma basis at June 30, 2007, after giving effect to our acquisition and financing of Fremont's commercial real estate lending business, and (3) our capitalization on a pro forma as adjusted basis at June 30, 2007, after giving effect to the issuance of the Notes in this offering and the application of the net proceeds of this offering as described under "Use of Proceeds." This table should be read in conjunction with our historical and pro forma consolidated financial statements and the notes thereto incorporated by reference in this document.

	As of June 30, 2007
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands)
Cash	$88,019	$88,019	$88,019

Debt obligations, including current maturities:
Unsecured senior notes, less discount	$7,084,961	$7,084,961	$7,084,961
Unsecured convertible floating rate notes	—	—	—
Unsecured credit facilities	1,305,718	3,199,454
Secured revolving credit facilities	—	—	—
Secured term loans, less discount	498,360	498,360	498,360
Other debt obligations, less discount	98,020	98,020	98,020

Total debt obligations	$8,987,059	$10,880,795	$10,880,795
Shareholders' equity	3,071,834	3,071,834	3,071,834

Total capitalization	$12,058,893	$13,952,629	$13,952,629

PRICE RANGE OF OUR COMMON STOCK AND DISTRIBUTIONS

        Our common stock trades on the NYSE under the symbol "SFI."

        The high and low closing prices per share of our common stock, and the cash dividends paid per share, are set forth below for the periods indicated.

Quarter Ended	High	Low	Dividends
2005
March 31, 2005	$44.90	$40.23	$0.7325
June 30, 2005	$42.84	$39.33	$0.7325
September 30, 2005	$43.98	$39.73	$0.7325
December 31, 2005	$41.07	$35.36	$0.7325
2006
March 31, 2006	$39.64	$35.55	$0.7700
June 30, 2006	$39.17	$36.24	$0.7700
September 30, 2006	$42.35	$38.10	$0.7700
December 31, 2006	$48.59	$42.19	$0.7700
2007
March 31, 2007	$52.54	$44.16	$0.8250
June 30, 2007	$49.00	$44.10	$0.8250
September 30, 2007	$46.14	$31.43	$0.8250
Through October 8, 2007	$35.05	$36.19	N/A

Dividends

        We expect that any net taxable income remaining after the distribution of preferred dividends and the regular quarterly or other dividends on our common stock will be distributed annually to the holders of our common stock on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision by our Board of Directors. The Board of Directors has not established any minimum distribution level. No assurance can be given as to the amounts or timing of future distributions, as such distributions are subject to our earnings, financial condition, capital requirements, debt covenants and such other factors as our Board of Directors deems relevant. Distributions, if any, in excess of dividends on preferred stock or those required for us to maintain our REIT qualification will be made at the sole discretion of our Board of Directors and will depend on our net taxable income, our financial condition, and such other factors as the Board of Directors deems relevant. In order to maintain our qualification as a REIT, we intend to pay regular quarterly dividends to our shareholders that, on an annual basis, will represent at least 90% of our net taxable income (which may not necessarily equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gains.

        Distributions to shareholders will generally be taxable as ordinary income, although a portion of such dividends may be designated by us as capital gain or may constitute a non-taxable return of capital.

DESCRIPTION OF OTHER INDEBTEDNESS

        The table below reflects our debt obligations under various arrangements as of June 30, 2007. Substantially all of the unsecured indebtedness shown below is recourse to iStar Financial Inc., our parent company. iStar Financial Inc. is a guarantor of a $171.2 million secured subsidiary financing due October 2007 and a guarantor of up to $30 million under the $500 million secured facility. In addition, iStar Financial Inc. provides guarantees under non-recourse subsidiary borrowings for customary carve-out matters such as fraud, misappropriation and voluntary bankruptcy proceedings.

        We are subject to a number of covenants in our borrowing arrangements. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on our ability to incur indebtedness beyond specified levels and a requirement to maintain specified ratios of unencumbered assets to unsecured indebtedness, although such covenants in our public debt securities are not currently operative. Significant non-financial covenants include a requirement in one of our publicly-held debt securities that we offer to repurchase those securities at a premium if we undergo a change of control.

        As of June 30, 2007 and December 31, 2006, we had debt obligations under various arrangements with financial institutions and noteholders as follows (in thousands):

		Carrying Value as of
	Maximum Amount Available	June 30, 2007	December 31, 2006	Stated Interest Rates(1)	Scheduled Maturity Date(1)
Secured revolving credit facility:
Line of credit	$500,000	$—	$—	LIBOR + 1.00%-2.00%(2)	January 2009(3)
Unsecured revolving credit facilities:
Line of credit(4)	2,220,000	1,305,718	923,068	LIBOR + 0.525%(5)	June 2011
Line of credit(6)	1,200,000	—	—	LIBOR + 0.525%(5)	June 2012

Total revolving credit facilities	$3,920,000	1,305,718	923,068

Secured term loans:
Collateralized by CTL asset		125,202	127,648	7.44%	April 2009
Collateralized by CTL assets		137,946	141,978	6.8%-8.8%	Various through 2026
Collateralized by CTL asset		58,202	58,634	6.41%	January 2013
Collateralized by investments in corporate bonds		171,196	227,768	LIBOR + 0.22%-0.65%	August 2007(7)

Total secured term loans		492,546	556,028
Debt premium		5,814	6,088

Total secured term loans		498,360	562,116
Unsecured notes:
LIBOR + 0.34% Senior Notes		500,000	500,000	LIBOR + 0.34%	September 2009
LIBOR + 0.35% Senior Notes		500,000	—	LIBOR + 0.35%	March 2010
LIBOR + 0.39% Senior Notes		400,000	400,000	LIBOR + 0.39%	March 2008
LIBOR + 0.55% Senior Notes		225,000	225,000	LIBOR + 0.55%	March 2009
LIBOR + 1.25% Senior Notes		—	200,000	LIBOR + 1.25%	March 2007
4.875% Senior Notes		350,000	350,000	4.875%	January 2009
5.125% Senior Notes		250,000	250,000	5.125%	April 2011
5.15% Senior Notes		700,000	700,000	5.15%	March 2012
5.375% Senior Notes		250,000	250,000	5.375%	April 2010
5.5% Senior Notes		300,000	—	5.5%	June 2012
5.65% Senior Notes		500,000	500,000	5.65%	September 2011
5.7% Senior Notes		367,022	367,022	5.7%	March 2014
5.8% Senior Notes		250,000	250,000	5.8%	March 2011
5.85% Senior Notes		250,000	—	5.85%	March 2017
5.875% Senior Notes		500,000	500,000	5.875%	March 2016
5.95% Senior Notes		889,669	889,669	5.95%	October 2013
6% Senior Notes		350,000	350,000	6%	December 2010
6.05% Senior Notes		250,000	250,000	6.05%	April 2015
6.5% Senior Notes		150,000	150,000	6.5%	December 2013
7% Senior Notes		185,000	185,000	7%	March 2008
8.75% Notes		50,331	50,331	8.75%	August 2008

Total unsecured notes		7,217,022	6,367,022
Debt discount		(97,780)	(93,636)
Fair value adjustment to hedged items(8)		(34,281)	(23,137)

Total unsecured notes		7,084,961	6,250,249
Other debt obligations		100,000	100,000	LIBOR + 1.5%	October 2035
Debt discount		(1,980)	(1,996)

Total other debt obligations		98,020	98,004

Total debt obligations		$8,987,059	$7,833,437

(1)
All interest rates and maturity dates are for debt outstanding as of June 30, 2007. Some variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. Foreign variable-rate debt obligations are based on 30-day UK LIBOR for British pound borrowing, 30-day EURIBOR for euro borrowing and 30-day Canadian LIBOR for Canadian dollar borrowing. The 30-day LIBOR rate on June 30, 2007 was 5.32%. The 30-day UK LIBOR, EURIBOR and Canadian LIBOR rates on June 30, 2007 were 5.92%, 4.12% and 4.48%, respectively. Other variable-rate debt obligations are based on 90-day LIBOR and reprice every three months. The 90-day LIBOR rate on June 30, 2007 was 5.36%.

(2)
This facility has an unused commitment fee of 0.25% on any undrawn amounts.

(3)
Subsequent to June 30, 2007, this facility was amended to change the maturity date to September 2008 and to provide for a bullet payment at maturity, in lieu of a pro rata repayment over the four quarters prior to the maturity date.

(4)
As of June 30, 2007, the line of credit included foreign borrowings of £126.5 million, €309.5 million and CAD 24.2 million. Amounts in the table have been converted to U.S. dollars based on exchange rates in effect at June 30, 2007.

(5)
This facility has an annual commitment fee of 0.125%.

(6)
On June 26, 2007, we closed on an additional unsecured revolving credit facility with a maximum capacity of $1.20 billion.

(7)
Subsequent to June 30, 2007, we extended the scheduled maturity date of the secured term loan to October 2007 and adjusted the stated interest rate to LIBOR + 1.00%-1.25%.

(8)
See "Recent Developments—Accounting for Derivatives" for a description of a cumulative non-cash out of period charge we expect to record for the three months ending September 30, 2007 that will impact the fair value adjustments to hedged items.

DESCRIPTION OF THE NOTES

        The following description summarizes certain terms and provisions of the Notes and the indenture governing the Notes, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Notes and the indenture, which are incorporated herein by reference. We will provide copies of these documents to you upon request. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the Notes is inconsistent with that general description in the prospectus, the following description replaces that in the prospectus.

        As used in this section, the terms "we," "us" and "our" refer to iStar Financial Inc. and not to any of its consolidated subsidiaries.

General

        The Notes will be issued pursuant to an indenture dated as of February 5, 2001, between us and US Bank Trust National Association, as trustee, and a supplemental indenture with respect to the Notes to be dated                  , 2007. We refer to the indenture together with the supplemental indenture, each as amended or supplemented from time to time, as the "indenture." Copies of the indenture and the form of the Notes are available upon request to us.

        The Notes will be our senior unsecured obligations and will rank equally with all of our other indebtedness that is not expressly subordinated to the Notes and senior to all of our other indebtedness that is expressly subordinated to the Notes. The Notes will be effectively subordinated to all of our secured indebtedness (to the extent of the value of the collateral securing the same) and to all preferred equity and liabilities of all of our subsidiaries. As of June 30, 2007, the aggregate amount of our outstanding consolidated indebtedness was approximately $9.0 billion, of which approximately $596 million was debt of our subsidiaries. After giving pro forma effect to the acquisition and financing of the Fremont commercial real estate lending business, as adjusted for this offering and the application of the net proceeds of this offering as described under "Use of Proceeds," our outstanding consolidated indebtedness would have been approximately $10.9 billion and our subsidiaries would have had approximately $596 million of indebtedness outstanding in each case at June 30, 2007. The indenture governing the Notes does not prohibit us or any of our subsidiaries from incurring additional indebtedness, including secured indebtedness, or issuing preferred equity in the future.

        The Notes will initially be limited to the aggregate principal amount of $       million (or $       million if the underwriters exercise their over-allotment option to purchase additional Notes in full). We may, without the consent of holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional senior debt securities, and with the same CUSIP number as the Notes offered hereby, provided that such additional senior debt securities constitute part of the same issue as the Notes offered hereby for U.S. federal income tax purposes. The Notes offered by this prospectus supplement and any additional senior debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

        The Notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under "—Book-Entry System" in this prospectus supplement.

        Holders may present their Notes for conversion at the office of the conversion agent, present Notes for registration of transfer at the office of the registrar for the Notes and present Notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the Notes.

        If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term "business day" means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

        The terms of the Notes provide that we are permitted to reduce interest payments and payments upon a redemption, repurchase or conversion of Notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-U.S. Holders of Notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the Notes, as well as amounts deemed distributed to them upon an adjustment to the conversion rate of the Notes.

        The indenture does not contain any provisions that would necessarily protect holders of Notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them. Furthermore, the Notes contain certain features that could deter or discourage third party acquisition proposals that could be beneficial to holders.

Interest

        Interest on the Notes will accrue at the rate per year, reset quarterly (the "interest period" and the first date in such period, the "interest reset date"), equal to three-month LIBOR plus    %, to be determined by the calculation agent. The interest rate on the Notes applicable to each interest period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The "interest determination date" will be the second London business day immediately preceding the original issue date, in the case of the initial interest period, or thereafter the applicable interest reset date. US Bank Trust National Association, or its successor appointed by us, will act as calculation agent with respect to the Notes. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

          (i)    LIBOR is the rate for deposits in U.S. dollars for the three-month period which appears on Reuters on page LIBOR 01 at approximately 11:00 a.m., London time, on the applicable interest determination date. If no rate appears on Reuters on page LIBOR 01, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

          (ii)   With respect to an interest determination date on which no rate appears on Reuters on page LIBOR 01 at approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $2,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

        All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

        Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest period. Upon request of a holder of the Notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest period.

        All calculations made by the calculation agent for the purposes of calculating interest on the Notes shall be conclusive and binding on the holders and us, absent manifest error.

        Interest on the Notes will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2008. The interest so payable will be paid to each holder in whose name a Note is registered at the close of business on December 15, March 15, June 15 or September 15 (whether or not a business day) immediately preceding the applicable interest payment date. Unless the context otherwise requires, the term "interest" includes special interest, if any, due in the manner provided under "—Events of Default, Notice and Waiver".

        If we redeem the Notes, or if a holder surrenders a Note for repurchase by us in accordance with the terms of such Note, we will pay accrued and unpaid interest to the holder that surrenders such Note for redemption or repurchase, as the case may be. However, if an interest payment date falls on or prior to the redemption date or repurchase date for a Note, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of such Note at the close of business on the related record date.

Maturity

        The Notes will mature on October 1, 2012 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) earlier redeemed by us at our option or repurchased by us at a holder's option at certain times as described under "—Redemption to Preserve our REIT Qualification" or "—Repurchase at Option of Holders Upon a Fundamental Change" below or (2) converted at a holder's option as permitted under "—Conversion Rights" below. The Notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Redemption to Preserve Our REIT Qualification

        If, at any time, we determine it is necessary to redeem the Notes in order to preserve our qualification as a REIT, we may redeem the Notes, in whole or in part, for cash equal to 100% of the principal amount of the Notes plus unpaid interest accrued to the redemption date. Written notice of redemption must be delivered to holders of the Notes not less than 35 nor more than 65 days prior to the redemption date. The Notes will not otherwise be redeemable at our option prior to the maturity date.

        If we decide to redeem the Notes in part, the trustee will select the Notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or such other method it deems fair and appropriate. If the trustee selects a portion of a Note for partial redemption and a holder converts a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption.

        If we call Notes for redemption, a holder may convert its Notes only until the close of business on the business day immediately preceding the redemption date, unless we fail to pay the redemption price. Holders surrendering for conversion Notes which have been called for redemption will be entitled to receive a make-whole premium in the form of an increase in the applicable conversion rate as and to the extent described under "Conversion Rights—Conversion upon notice of redemption" below.

        The foregoing redemption right will terminate if the restrictions on ownership and transfer of our stock set forth in our Charter terminate (which, in general, will occur only if, among other things, our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with those restrictions on ownership and transfer are no longer required for REIT qualification) or if our Board of Directors revokes or otherwise terminates the election by us, to qualify as a REIT pursuant to 856(g) (or any successor thereto) of the Code. When we refer to our "Charter," we mean our charter, as the same may be amended, supplemented or restated from time to time, and including any successor thereto or, if we shall at any time be an entity other than a limited liability company, the organizational or governing documents of such other entity.

Repurchase at Option of Holders Upon a Fundamental Change

        If a fundamental change occurs prior to the stated maturity date of the Notes, holders of Notes may require us to repurchase their Notes in whole or in part for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued to the repurchase date.

        Within 20 days after the occurrence of a fundamental change, we are obligated to give to the holders of the Notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice). We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc., Bloomberg Business News or PR Newswire or a substantially equivalent financial news organization announcing the occurrence of the fundamental change and publish that information in a newspaper of general circulation in The City of New York, or on our web site, or through such other public medium as we deem appropriate at that time.

        To exercise its repurchase right, a holder of Notes must deliver to the paying agent prior to the close of business on the third business day prior to the repurchase date written notice of such holder's exercise of its repurchase right. Such notice must state:

  •
  if such Notes are in certificated form, the certificate number(s) of the Notes to be repurchased;

  •
  the portion of the principal amount of Notes to be repurchased, in multiples of $1,000, provided that the remaining principal amount of Notes is in an authorized denomination; and

  •
  that the Notes are to be repurchased by us pursuant to the applicable provisions of the indenture and the Notes.

        Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the repurchase date. If a holder of Notes delivers a repurchase notice, it may not thereafter surrender such Notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

  •
  the name of the holder;

  •
  the principal amount of Notes in respect of which the repurchase notice is being withdrawn, which must be an integral multiple of $1,000;

  •
  if the Notes subject to the withdrawal notice are in certificated form, the certificate number(s) of all Notes subject to the withdrawal notice; and

  •
  the principal amount of Notes, if any, that remains subject to the repurchase notice, which must be an integral multiple of $1,000.

If the Notes are in book-entry form, the above notices must comply with the appropriate procedures of DTC.

        Holders electing to require us to repurchase Notes must either effect book-entry transfer of Notes in book-entry form in compliance with appropriate DTC procedures or deliver the Notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after the later of the repurchase date or the time of such transfer or delivery of the Notes.

        If the paying agent holds funds sufficient to pay the repurchase price of the Notes on the repurchase date, then on and after such date:

  •
  such Notes will cease to be outstanding;

  •
  interest on such Notes will cease to accrue; and

  •
  all rights of holders of such Notes will terminate except the right to receive the repurchase price.

Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

        A "fundamental change" means the occurrence of a change in control or a termination of trading, each as defined below.

        A "change in control" will be deemed to have occurred at the time that any of the following occurs:

  •
  consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to our common stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of us or a sale, lease or other transfer of all or substantially all of our consolidated assets) or a series of related transactions or events pursuant to which all of our outstanding common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property;

  •
  any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us or any majority-owned subsidiary of ours or any employee benefit plan of ours or such subsidiary, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of our limited liability company interests or other equity interests then outstanding entitled to vote generally in elections of directors; or

  •
  during any period of 12 consecutive months after the date of original issuance of the Notes, persons who at the beginning of such 12 month period constituted our board of directors, together with any new persons whose election, appointment, designation or nomination was approved by a vote of a majority of the persons then still comprising the board of directors who were either members of the board of directors at the beginning of such period or whose election, appointment, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors.

        However, even if any of the events specified in the preceding three bullet points have occurred, a "change in control" will not be deemed to have occurred for purposes of the repurchase right described in this "—Repurchase at Option of Holders Upon a Fundamental Change" if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger, consolidation or other transaction otherwise constituting a change in control consists of common equity interests traded on a U.S. national securities exchange (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the Notes become convertible into such common equity interests.

        For purposes of these provisions, "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common equity interests into which the Notes are then convertible) are not listed on a United States national securities exchange or cease to be traded in contemplation of a delisting, other than as a result of a transaction described in the first bullet of the definition of change in control.

        The definition of "change in control" includes a phrase relating to the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

        No Notes may be repurchased by us at the option of the holders thereof if there has occurred and is continuing an event of default with respect to the Notes (other than a default in the payment of the repurchase price for those Notes). In addition, we may also be unable to repurchase the Notes in accordance with their terms. See "Risk Factors—We may not have the cash necessary to pay cash amounts owing upon conversions of Notes or to repurchase the Notes following certain fundamental changes" in this prospectus supplement.

        To the extent legally required in connection with a repurchase of Notes, we will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other required schedule under the Exchange Act.

        We may arrange for a third party to purchase any Notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the Notes applicable to the offer to repurchase the Notes. If a third party purchases any Notes under these circumstances, then interest will continue to accrue on those Notes and those Notes will continue to be outstanding after the repurchase date and will be fungible with all other Notes then outstanding. The third party subsequently may resell those purchased Notes to other investors.

Conversion Rights

        Subject to the restrictions on ownership of our common stock and the conditions described below, holders may convert their Notes into cash and, if applicable, our common stock initially at a conversion

rate of            shares of our common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $            per share). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the "conversion rate" and the "conversion price," respectively, and will be subject to adjustment as described herein. Upon conversion of Notes, we will settle our obligations in the manner set forth under "—Conversion Settlement."

        Upon conversion of a Note, a holder will not receive any cash payment of interest (unless such conversion occurs after a record date and on or prior to the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and our common stock, if any, will be deemed to satisfy our obligation with respect to Notes tendered for conversion. Accordingly, upon the conversion of Notes, any accrued but unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

        Holders of Notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes tendered for conversion by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment will be required to be made (1) if we have specified a redemption date that is after such record date and on or prior to such interest payment date, (2) with respect to overdue interest or special interest, if any overdue interest exists at the time of conversion with respect to such Notes or (3) in respect of any conversion that occurs after the record date for the interest payment due on October 1, 2012.

        If a holder converts its Notes and we are required to issue common stock, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of our common stock upon the conversion, if any, unless the tax is due because the holder requests the stock to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such common stock.

        If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed and manually signed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required or, if the Notes are in book-entry form, comply with appropriate procedures of DTC, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the Notes into cash and our common stock, if any. Holders may obtain copies of the required form of the conversion notice from the conversion agent. Holders may convert their Notes in whole or in part in integral multiples of $1,000.

        If a holder has already delivered a repurchase notice as described under "—Repurchase at Option of Holders Upon a Fundamental Change" above, with respect to a Note, that holder may not tender that Note for conversion until the holder has properly withdrawn the repurchase notice.

        Upon surrender of a Note for conversion, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

        Holders may surrender their Notes for conversion into cash and our common stock, if any, at the applicable conversion rate prior to the close of business on the business day immediately preceding the stated maturity date at any time on or after September 1, 2012 and also under any of the following circumstances:

  •
  during any calendar quarter beginning after December 31, 2007 (and only during such calendar quarter) if, and only if, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price per share of common stock in effect on the applicable trading day;

  •
  during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the Notes was less than 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate;

  •
  if those Notes have been called for redemption, at any time prior to the close of business on the business day prior to the redemption date; or

  •
  during prescribed periods upon the occurrence of specified transactions discussed below.

        "Closing sale price" of our common stock or other equity securities or similar equity interests or other publicly traded securities on any date means the closing sale price per share of common stock, equity security, equity interest or other security, as the case may be (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices), on such date as reported on the principal United States securities exchange on which our common stock or such other equity securities or similar equity interests or other securities are traded or, if our common stock or such other equity securities or similar equity interests or other securities are not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated or another established over-the-counter trading market in the United States. The closing sale price will be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, we will determine the closing sale price on such basis as we consider appropriate.

        "Trading day" means a day during which trading in securities generally occurs on the NYSE or, if our common stock or other equity securities or similar equity interests are not then listed on the NYSE, on the principal other United States national or regional securities exchange on which our common stock or other equity securities or similar equity interests are then listed or, if our common stock or other equity securities or similar equity interests are not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock or other equity securities or similar equity interests are then traded or if they are not traded on any such other principal market, a business day.

Make whole upon certain fundamental change transactions

        If the effective date of a transaction described in the first or second bullets of the definition of change in control (as set forth above under "—Repurchase at Option of Holders Upon a Fundamental Change") occurs prior to the stated maturity date of the Notes and a holder elects to convert its Notes in connection with such change in control as described below under "—Conversion Rights—Conversion upon specified transactions," we will increase the applicable conversion rate for the Notes surrendered for conversion by a number of additional shares of common stock (the "additional shares") as described below. A conversion of Notes will be deemed for these purposes to be "in connection with" such a change in control if the notice of conversion of the Notes is received by the conversion agent from and including the effective date of the change in control up to and including the earlier of the 30th business day following the effective date of the change in control and the business day preceding the maturity date of the Notes.

        The number of additional shares will be determined by reference to the table below and is based on the date on which such change in control transaction becomes effective (the "effective date") and the price (the "share price") paid per share of common stock in such transaction. If the holders of our common stock receive only cash in the change in control transaction, the share price shall be the cash amount paid per share of common stock. Otherwise, the share price shall be the average of the closing sale prices of our common stock on the 10 consecutive trading days up to but excluding the effective date. The share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional shares will be subject to adjustment in the same manner as the conversion rate as set forth below under "—Conversion Rate Adjustments."

        The following table sets forth the share price and number of additional shares to be received per $1,000 principal amount of Notes:

Share Price
Effective Date
	$	$	$	$	$	$	$	$	$	$	$	$
, 2007
, 20
, 20
, 20
, 20
, 20

        The exact share prices and effective dates may not be set forth in the table, in which case:

          (1)   if the share price is between two share price amounts in the table or the effective date is between two dates in the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

          (2)   if the share price is equal to or in excess of $    per share of common stock (subject to adjustment), no additional shares will be issued upon conversion; and

          (3)   if the share price is less than $            per share of common stock (subject to adjustment), no additional shares will be issued upon conversion.

        Notwithstanding the foregoing, in no event will the total number of our shares of common stock issuable upon conversion exceed            per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate is subject to adjustment as set forth below under "—Conversion Rate Adjustments."

Conversion upon satisfaction of market price condition

        A holder may surrender any of its Notes for conversion during any calendar quarter beginning after December 31, 2007 (and only during such calendar quarter) if, and only if, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price per common stock in effect on the applicable trading day. Our Board of Directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, during that 30 consecutive trading-day period.

Conversion upon satisfaction of trading price condition

        A holder may surrender any of its Notes for conversion during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes (as determined following a reasonable request by a holder of the Notes) was less than 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate.

        The "trading price" of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for a $5,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include any of the underwriters; provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, then one bid shall be used. If the trustee cannot reasonably obtain at least one bid for a $5,000,000 principal amount of Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate on such determination date.

        The trustee shall have no obligation to determine the trading price of the Notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the closing sale price of our common stock and the conversion rate, whereupon we shall instruct the trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

Conversion upon notice of redemption

        A holder may surrender for conversion any of the Notes called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the Notes are not otherwise convertible at such time. The right to convert such Notes will expire at that time, unless we default in making the payment due upon redemption.

        Holders surrendering for conversion Notes which have been called for redemption will be entitled to receive a make-whole premium in the form of an increase in the applicable conversion rate. Such increase in the conversion rate will be determined in the manner set forth above under "—Make whole upon certain fundamental change transactions." In any such case, the number of additional shares will be calculated as if the redemption date were the effective date of the change of control and the share price for such purposes will be deemed to be the average of the closing sale prices of our common stock on the 10 consecutive trading days up to but excluding the date on which any Notes are surrendered for conversion.

Conversion upon specified transactions

        If we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days, shares of our common stock at less than the closing sale price of our common stock on the trading day immediately preceding the declaration date of such distribution; or

  •
  distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, we must notify the holders of Notes at least 45 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a holder may not exercise this conversion right if the holder may participate, on an as-converted basis, in the distribution without conversion of the Notes. The ex-dividend date is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of our common stock to its buyer.

        In addition, if we are a party to a consolidation, merger or binding share exchange pursuant to which all of our common stock would be exchanged for cash, securities or other property that is not otherwise a change in control, a holder may surrender its Notes for conversion at any time from and including the date that is 25 business days prior to the anticipated effective time of the transaction up to and including five business days after the actual date of such transaction. We will notify holders as promptly as practicable following the date we publicly announce such transaction (but in no event less than 25 business days prior to the anticipated effective time of such transaction).

        If a transaction described in the first or second bullets of the definition of change in control (as set forth under "—Repurchase at Option of Holders Upon a Fundamental Change") occurs prior to the stated maturity date, a holder will have the right to convert its Notes at any time from and including the effective date of such transaction up to and including the earlier of the 30th business day following the effective date of the transaction and the business day prior to the maturity date, provided that, if a holder has already delivered a repurchase notice with respect to any Notes, such holder may not surrender such Notes for conversion until it has withdrawn such repurchase notice in accordance with the indenture. We will notify holders as promptly as practicable following the date we publicly announce such change in control (but in no event later than five business days prior to the effective date of such change in control).

        If we are a party to a consolidation, merger or binding share exchange (including, without limitation, by way of a recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) or a sale, lease or transfer to a third party of our and our subsidiaries' assets substantially as an entirety) pursuant to which all of our shares of common stock are converted into cash, securities or other property, then at the effective time of the transaction any conversion of Notes and the conversion value will be based on the kind and amount of cash, securities or other property that holders of our common stock receive in the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. If a change in control occurs prior to the maturity date as a result of a transaction described in the first or second bullets of the definition thereof, we will adjust the conversion rate for Notes tendered for conversion in connection with the transaction, as described above under "—Conversion Rights—Make whole upon certain fundamental change transactions."

Conversion Settlement

        Upon conversion, we may choose to deliver either cash, shares of our common stock or a combination of cash and shares of our common stock, as described below, provided, however, that at any time on or prior to August 15, 2012, we may irrevocably elect, in our sole discretion without the consent of the holders of the Notes, to settle all of our future conversion obligations through the "net share settlement" method as described below.

        All conversions after August 15, 2012 will be settled in the same relative proportions of cash and/or shares of our common stock, which we refer to as the "settlement method." If we have not delivered a notice of our election of an alternative settlement method prior to August 15, 2012, the "net share settlement" method will apply as described below.

        Prior to August 15, 2012, we will use the same settlement method for all conversions occurring on any given trading day. Except for any conversions that occur (i) during the period between a redemption notice and the related redemption date, (ii) on or after August 15, 2012 or (iii) following an irrevocable notice by us that we have elected the net share settlement method, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in shares of our common stock only, and choose on another trading day to settle in cash or a combination of cash and shares of our common stock. If we elect to do so, we will inform holders so converting through the trustee of the settlement method we have selected no later than the second trading day immediately following the related conversion date. If we do not make such an election or if we have made an irrevocable "net share settlement" election, the "net share settlement" method will apply as described below.

        Our settlement obligation will be satisfied as follows:

  •
  if we elect to satisfy our conversion obligation solely in shares of common stock, we will deliver a number of shares of common stock equal to (1) the aggregate principal amount of Notes converted divided by $1,000, multiplied by (2) the applicable conversion rate;

  •
  if we elect to satisfy our conversion obligation solely in cash, we will deliver to the converting holders cash in an amount equal to the sum of the daily conversion values for each of the 20 trading days during the related observation period; and

  •
  if we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock, we will deliver to holders in respect of each $1,000 principal amount of Notes being converted a "settlement amount" equal to the sum of the daily settlement amounts for each of the 20 trading days during the observation period.

        The "daily settlement amount," for each of the 20 trading days during the observation period, will consist of:

  •
  cash equal to the lesser of (i) the dollar amount per Note specified in the notice regarding our chosen settlement method (the "specified dollar amount"), if any, divided by 20 (such quotient being referred to as the "daily measurement value") and (ii) the daily conversion value; and

  •
  to the extent the daily conversion value exceeds the daily measurement value, a number of shares (the "daily share amount") equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such day.

        For the purposes of a "net share settlement," the specified dollar amount will be $1,000.

        "Daily conversion value" means, for each of the 20 consecutive trading days during the observation period, one-twentieth of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

        "Daily VWAP" means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "SFI <equity> AQR" (or any successor thereto) in respect of the period from the scheduled open of the primary exchange or market on which our common stock are listed or traded to the scheduled close of such exchange or market on such trading day (or if such volume-weighted average price is unavailable, the market value of one of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

        "Observation period" with respect to any note means the 20 consecutive trading day period beginning on and including the fourth trading day after the related conversion date, except that (i) with respect to any conversion date occurring after the date of issuance of a notice of redemption as described under "Redemption to Preserve Our REIT Qualification," the "observation period" means the 20 consecutive trading days beginning on and including the 22nd trading day prior to the applicable redemption date and (ii) with respect to any conversion date occurring during the period beginning on August 15, 2012, and ending at 5:00 p.m., New York City time, on the trading day immediately prior to maturity, "observation period" means the first 20 trading days beginning on and including the 22nd trading day prior to maturity.

        For the purposes of determining payment upon conversion only, "trading day" means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a Daily VWAP must be determined) is not so listed or quoted, "trading day" means a "business day."

        "Market disruption event" means the occurrence or existence for more than one half-hour period in the aggregate on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        We will deliver the cash and/or shares of our common stock due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect to satisfy our conversion obligation solely in shares of common stock, and by the third business day immediately following the last day of the observation period, in the case of any other settlement method.

        We will deliver cash in lieu of any fractional shares issuable in connection with payment of the settlement amount (based on the closing sale price of our common stock on the last day of the applicable observation period).

Conversion Rate Adjustments

        The conversion rate shall be adjusted from time to time as follows:

        (i)    If we issue common stock as a distribution on our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × OS1/OS0
where
CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate in effect taking such event into account
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
OS1	=	the number of shares of our common stock outstanding immediately after such event.

        (ii)   If we issue to all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase our common stock, or if we issue to all holders of our common stock securities convertible into our common stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share or a conversion price per share less than the closing sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × (OS0+X)/(OS0+Y)
where
CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities
Y	=
the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our common stock at less than the applicable closing sale price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

        (iii)  If we distribute equity interests in ourself, evidences of indebtedness or other assets or property of ours to all holders of our common stock, excluding:

          (A)  distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

          (B)  distributions paid exclusively in cash, and

          (C)  Spin-Offs described below in this paragraph (iii),

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × SP0/(SP0 - FMV)
where
CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
SP0	=
the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the ex-dividend date for such distribution or, if there is no ex-dividend date, the record date for such distribution
FMV	=
the fair market value (as determined in good faith by our Board of Directors) of the equity interests, evidences of indebtedness, assets or property distributed with respect to each share of outstanding common stock on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall be made successively whenever any such distribution is made and shall become effective on the ex-dividend date for such distribution.

        If we distribute to all holders of our common stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a "Spin-Off"), the conversion rate in effect immediately before the close of business on the date fixed for determination of holders of our common stock entitled to receive such distribution will be adjusted based on the following formula:

CR1	=	CR0 × (FMV0 + MP0)/MP0
where
CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
FMV0	=
the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off
MP0	=	the average of the closing sale prices of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur on the 10th trading day from and including the effective date of the Spin-Off.

        If any such distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such distribution had not been declared.

        (iv)  If we pay or make any cash distribution in respect of any of our quarterly fiscal periods (without regard to when paid) to all holders of our common stock in an aggregate amount that, together with other cash distributions paid or made in respect of such quarterly fiscal period, exceeds the product of $0.825 (the "Reference Dividend") multiplied by the number of shares of our common stock outstanding on the record date for such distribution, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × SP0/(SP0 - C)
where
CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
SP0	=
the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the ex-dividend date for such distribution or, if there is no ex-dividend date, the record date for such distribution
C	=	the amount in cash per share that we distribute to holders of our common stock in respect of such quarterly fiscal period that exceeds the Reference Dividend.

        The Reference Dividend shall be subject to adjustment on account of any of the events set forth in paragraphs (i), (ii) and (iii) above and paragraph (v) below. Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal the conversion rate in effect immediately prior to the adjustment on account of such event and the denominator of which will equal the conversion rate as adjusted.

        (v)   If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "Expiration Time"), the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × (AC + (SP1 × OS1))/(SP1 × OS0)
where
CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
AC	=	the aggregate value of all cash and any other consideration (as determined by our Board of Directors) paid or payable for our common stock purchased in such tender or exchange offer
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires
OS1	=
the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)
SP1	=	the average of the closing sale prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

        In addition to the adjustments pursuant to paragraphs (i) through (v) above, we may increase the conversion rate in order to avoid or diminish any income tax to holders of our common stock resulting from any distribution of equity interests (or rights to acquire our common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive and we will mail to holders of the Notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law.

        We will not make any adjustment to the conversion rate if holders of the Notes are permitted to participate, on an as-converted basis, in the transactions described above.

        No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1,000th of a share, as the case may be. Notwithstanding the foregoing, all adjustments not previously made will have effect with respect to any conversion of Notes on or after            , 2012 or under the circumstances described under "Conversion Rights—Conversion upon notice of redemption" or "Conversion Rights—Conversion upon specified transactions."

Ownership Limit; Limitation on Stock Issuable Upon Conversion

        Our Charter contains restrictions on the number of shares of our stock that a person may own that are intended to assist us in maintaining our qualification, as a REIT under the Code. Among other things, the charter provides that no person other than persons who were our stockholders as of November 3, 1999 or persons exempted by our Board of Directors may beneficially or constructively own more than 9.8% of the number or value of our capital stock. In addition, the Charter, subject to exceptions, prohibits any person from beneficially owning our stock to the extent that such ownership of stock would cause us to fail to qualify as a REIT. The Charter generally provides that any attempted transfer which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that we select. The Charter further generally provides that, if the transfer of shares to a charitable trust would not be effective for any reason to prevent a violation of the foregoing restrictions, then the transfer of that number of shares that would otherwise cause that violation shall be void and the intended transferee shall acquire no rights in such shares of our stock. For further information about these and other related provisions of our Charter, see "Descriptions of Common Stock and Preferred Stock—Restrictions on Ownership and Transfer" in the accompanying prospectus.

        The indenture will provide that, notwithstanding any other provision of the indenture or the Notes, no holder of Notes shall be entitled to convert such Notes for our common stock to the extent that the receipt of such common stock would violate any of the limitations on ownership of our stock contained in our Charter, unless such person had been exempted from such limits in our Board of Director's sole discretion in accordance with the Charter. Any attempted conversion of Notes that would result in the issuance of common stock in excess of such ownership limit in the absence of such an exemption shall be void to the extent of the number of shares that would cause such violation and the related note or portion thereof shall be returned to the holder as promptly as practicable. We will have no further obligation to the holder with respect to such voided conversion and such Notes will be treated as if they have not been submitted for conversion. A holder of returned Notes may resubmit those Notes for conversion at a later date subject to compliance with the terms of the indenture and ownership limits described above. We may however (but will not be required to), in a case where a holder of Notes attempts to convert Notes but is prevented from doing so as a result of the ownership limit, pay cash to such holder upon such conversion as provided in this prospectus supplement. The foregoing limitation on the right of holders of Notes to receive common stock upon conversion of Notes will terminate if the restrictions on ownership and transfer of our stock set forth in our Charter shall terminate (which, in general, will occur only if, among other things, our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with those restrictions on ownership and transfer are no longer required for REIT qualification) or if our Board of Directors revokes or otherwise terminates our election to qualify as a REIT pursuant to 856(g) (or any successor thereto) of the Code.

Calculations in Respect of the Notes

        Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the Notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon request.

Merger, Consolidation or Sale

        The indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that the following conditions are met:

  •
  we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Notes and indenture;

  •
  if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations under the Notes and the indenture;

  •
  immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours and we shall be discharged from our obligations under the Notes and the indenture.

Events of Default, Notice and Waiver

        The following are events of default under the indenture:

  •
  default in the payment of any principal amount or any redemption price or repurchase price due with respect to the Notes, when the same becomes due and payable;

  •
  default in payment of any interest under the Notes, which default continues for 30 days;

  •
  default in the delivery when due of amounts owing upon conversion, whether due in cash or our common stock, upon exercise of a holder's conversion right in accordance with the indenture;

  •
  our failure to provide notice of the occurrence of a fundamental change when required under the indenture which default continues for 5 days;

  •
  our failure to comply with any other term, covenant or agreement in the Notes or the indenture upon our receipt of written notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

  •
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any indebtedness (other than non-recourse indebtedness) of us or any subsidiary of us, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by us or such subsidiary of notice of any such acceleration) if the aggregate principal amount of such indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; or

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

        We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal, interest on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interest of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

        If an event of default specified in the last bullet point listed above occurs with respect to us, the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes to be due and payable immediately by written notice to us. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

  •
  interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  •
  we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  •
  all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, have been cured or waived.

        The holders of a majority in aggregate principal amount of outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the Notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy, and offer security or indemnity satisfactory to it against any costs, liability or expense of the trustee;

  •
  the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding Notes.

        The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except:

  •
  our failure to pay principal of or interest on any Note when due;

  •
  our failure to convert any Notes in accordance with the provisions of the indenture;

  •
  our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

  •
  our failure to comply with any of the provisions of the indenture the non-compliance with which would require the consent of the holder of each outstanding note affected.

        Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption "—Reports to Trustee," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the Notes at an annual rate equal to 1% of the principal amount of the Notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any Notes. The special interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th) day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 365th day, the Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

        If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations in the indenture, which are described below under "—Reports to Trustee," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Modification of the Indenture

        Subject to certain exceptions, we and the trustee may amend the indenture or the Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Notes then outstanding. However, the consent of each holder of outstanding Notes affected is required with respect to any amendment which would:

  •
  impair or adversely affect the manner of calculation or rate of accrual of interest on the Notes or change the time of payment thereof;

  •
  make the Notes payable in money or securities other than that stated in the Notes;

  •
  change the stated maturity of the Notes;

  •
  reduce the principal amount, redemption price or repurchase price with respect to the Notes;

  •
  make any change that impairs or adversely affects the rights of a holder to convert the Notes;

  •
  make any change that impairs or adversely affects the right to require us to repurchase the Notes;

  •
  impair the right to institute suit for the enforcement of any payment with respect to the Notes or with respect to conversion of the Notes;

  •
  change our obligation to redeem any Notes called for redemption on a redemption date in a manner adverse to the holders;

  •
  change our obligation to maintain an office or agency;

  •
  make the Notes subordinate in right of payment to any other indebtedness;

  •
  reduce the percentage in aggregate principal amount of Notes outstanding required to modify or amend the indenture; or

  •
  modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture.

        Without the consent of any holder of Notes, we and the trustee may amend the indenture:

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the Notes;

  •
  to provide for conversion rights of holders of Notes in accordance with the terms of the indenture if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our property or assets occurs;

  •
  to add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us;

  •
  to secure our obligations in respect of the Notes;

  •
  to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

  •
  to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture, provided that such modification or amendment does not, in the good faith opinion of our Board of Directors, adversely affect the interests of the holders of Notes in any material respect;

  •
  to evidence an irrevocable election to settle future conversion obligations using the net share settlement method;

  •
  to add or modify any provision with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of the Notes in any material respect; or

  •
  to make any change to the indenture to conform the terms thereof to this prospectus supplement.

        The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all the holders of all Notes waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture.

Reports to Trustee

        We will provide to the trustee, upon request, within 15 days after filing the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will provide to the trustee upon request and to the SEC such reports as may be prescribed by the SEC at such time.

Discharge of Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee, the paying agent or the conversion agent, as applicable, after the Notes have become due and payable, whether at stated maturity or on any redemption date or repurchase date, or upon conversion or otherwise, cash and our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture.

Unclaimed Money

        If money deposited with the trustee or paying agent for the payment of principal of, or accrued and unpaid interest on, the Notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in New York City, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Governing Law

        The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

        US Bank Trust National Association will be the trustee, registrar, conversion agent and paying agent. If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any Notes only after those holders have offered the trustee indemnity satisfactory to it.

        If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Book-Entry System

        The Notes will be issued in the form of one or more fully-registered global Notes in book-entry form, which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee, Cede & Co. Except as set forth below, the global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such global note for all purposes under the indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders' rights, such as demand for acceleration of maturity or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the indenture.

        If (i) DTC is at any time unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, (ii) an Event of Default under the indenture relating to the Notes has occurred and is continuing or (iii) we, in our sole discretion, determine at any time that the Notes shall no longer be represented by a global note, we will issue individual Notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the Notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual Notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the Notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

        The following is based on information furnished by DTC:

        DTC will act as securities depositary for the Notes. The Notes will be issued as fully-registered Notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

        DTC, the world's largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's direct participants deposit with DTC.

        DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the NYSE, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.

        To facilitate subsequent transfers, all Notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts the Notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        We will pay principal of and interest on the Notes in same-day funds to the trustee and from the trustee to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of us, the trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

        We will send any redemption notices to DTC. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        A beneficial owner of Notes shall give notice to elect to have its Notes purchased or tendered, through its participant, to the conversion agent and shall effect delivery of such Notes by causing the direct participant to transfer the participant's interest in Notes, on DTC's records, to the conversion agent. The requirement for physical delivery of Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered Notes to the conversion agent's DTC account.

        DTC may discontinue providing its services as securities depositary for the Notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated Notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated Notes.

        We, the underwriters and the trustee will have no responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Taxation of Holders of the Notes

        The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by holders who acquire the Notes at original issuance for the issue price (the first price at which a substantial amount of the Notes are sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) and who hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986 as amended (the "Internal Revenue Code"). For a discussion of certain U.S. federal income tax consequences relevant to an investment in our common stock and our election to be subject to tax as a REIT, see "Certain U.S. Federal Income Tax Consequences" in the accompanying prospectus. This summary is based upon current provisions of the Internal Revenue Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the U.S. federal income tax consequences discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view as to any matter addressed herein, and no ruling from the IRS has been or is expected to be sought.

        The U.S. federal income tax treatment of a holder of Notes may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, banks, certain financial institutions, persons who mark-to-market the Notes, individuals, insurance companies, broker-dealers, expatriates, governmental organizations and persons holding the Notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This summary addresses only certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes, and does not address any tax consequences under state, local or foreign laws, or any tax consequences under the estate or alternative minimum tax provisions of the Internal Revenue Code.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR TAX TREATIES.

        As used herein, the term "U.S. Holder" means a beneficial owner of Notes that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (a) whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) in existence on August 20, 1996, and treated as a United States person prior to such date, which has elected to continue to be treated as a United States person.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

        If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your tax advisor regarding the consequences of the ownership and disposition of the Notes.

U.S. Holders

        Payments of Interest.    Interest payments on the Notes will constitute "qualified stated interest." Accordingly, interest on the Notes will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. In general, if the terms of a debt instrument entitle a holder to receive payments (other than qualified stated interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as "original issue discount" over the term of the instrument, irrespective of the holder's regular method of tax accounting. The Notes will not be considered issued with original issue discount for U.S. federal income tax purposes.

        Sale, Redemption, Retirement or Other Taxable Disposition.    In general, except as provided below under "—Conversion," a U.S. Holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income), and

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  the U.S. Holder's adjusted tax basis in such Note.

        A U.S. Holder's tax basis in a Note generally will be equal to the price paid for such Note. Capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than one year generally will be subject to U.S. federal income tax at a rate not to exceed 15% (through 2010), whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for one year or less generally will be subject to U.S. federal income tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to U.S. federal income tax at ordinary corporate income tax rates regardless of the corporation's holding period. The deductibility of capital loss is subject to limitations.

        Conversion.    Upon conversion of the Notes, we may deliver solely shares of our common stock, solely cash, or a combination of cash and shares of our common stock, as described above under "Description of Notes—Payment Upon Conversion."

        In the event we deliver solely common stock upon conversion, we intend to take the position that a U.S. Holder will not recognize gain or loss on the receipt of common stock in the conversion (other than amounts attributable to accrued interest, if any, which will be treated as such as described under "—Payments of Interest" above, and any cash in lieu of a fractional share which will be treated as described under "—Recapitalization"). A U.S. Holder's tax basis in the common stock received upon a conversion of a Note (other than common stock received with respect to accrued interest, if any) will equal the tax basis of the Note that was converted (excluding the portion of the tax basis that is allocable to a fractional share). A U.S. Holder's holding period for the common stock received upon conversion will include the period during which such holder held the Notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after receipt.

        In the event that we deliver solely cash upon conversion, a U.S. Holder's gain or loss will be determined in the same manner as if the U.S. Holder disposed of the Notes in a taxable disposition (as described above under "—Sale, Redemption, Retirement or Other Taxable Disposition"). In the event that we deliver common stock and cash upon conversion, the U.S. federal income tax treatment of the conversion is uncertain, and U.S. holders should consult their tax advisors as to the tax consequences of such a conversion. It is possible that such a conversion may be treated as a recapitalization or as a partially taxable exchange, as discussed below.

        Recapitalization.    If a U.S. holder converts a Note and receives a combination of common stock and cash, we currently intend to take the position that the conversion will be treated as a recapitalization for U.S. federal income tax purposes. Assuming such treatment, a U.S. Holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, if any, and any cash in lieu of a fractional share) over the holder's adjusted tax basis in the Note (excluding the portion of the tax basis that is allocable to a fractional share), but the gain recognized will not exceed the amount of cash received (excluding cash received in lieu of a fractional share). The amount of cash received upon conversion of a Note will ordinarily be at least equal to the principal amount of the Note.

        A U.S. Holder's tax basis in the common stock received upon a conversion of a Note (other than common stock received with respect to accrued interest, if any) will equal the tax basis of the Note that was converted (excluding the portion of the tax basis that is allocable to a fractional share), reduced by the amount of cash received (excluding cash received in lieu of a fractional share), and increased by the amount of gain recognized in the conversion (other than with respect to a fractional share). A U.S. Holder's tax basis in any common stock received with respect to accrued interest will equal the fair market value of the stock.

        The receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. holder's tax basis in the fractional share). A U.S. holder's tax basis in a fractional share will be determined by allocating the holder's tax basis in the Note between the common stock received upon conversion and the fractional share that is treated as sold for cash, in accordance with their respective fair market values.

        Any capital gain recognized by a U.S. Holder upon conversion will be long-term capital gain if at the time of conversion the Notes have been held for more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to U.S. federal income tax at a rate not to exceed 15% (through 2010), whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for one year or less generally will be subject to U.S. federal income tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to U.S. federal income tax at ordinary corporate income tax rates regardless of the corporation's holding period. The deductibility of capital loss is subject to limitations.

        A U.S. Holder's holding period for common stock received upon conversion will include the period during which such holder held the Notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after receipt.

        Alternative Treatment.    If the conversion of a Note into cash and common stock were not treated as a recapitalization, the cash payment received could be treated as proceeds from the sale of a portion of the Note and taxed in the manner described above under "—Sale, Redemption, Retirement or Other Taxable Disposition" (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of a portion of the Note, which generally would not be taxable to a U.S. Holder except to the extent of common stock received with respect to accrued interest, if any. In such a case, the U.S. Holder's tax basis in the Note would generally be allocated pro rata among the common stock received (other than common stock received with respect to accrued interest, if any) and the share of the Note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the Note, except that the holding period of any common stock received with respect to accrued interest would commence on the day after receipt. Alternatively, a conversion might be treated as a fully taxable exchange of a Note for a combination of cash and common stock. In such event, a U.S. Holder would generally be subject to tax in the manner described above under "—Sale, Redemption, Retirement or Other Taxable Disposition," the holder's tax basis in the common stock received generally would equal its fair market value on the date of receipt, and the holder's holding period for the common stock received would begin on the date following the date of receipt.

        Adjustments to Conversion Rate.    The conversion rate is subject to adjustment under specified circumstances. Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, a holder of a Note could, in certain circumstances, be deemed to have received a constructive distribution with respect to our common shares if and to the extent that the conversion rate is adjusted (or upon certain failures to adjust the conversion rate), resulting in ordinary income to the extent of our current and accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide, reasonable adjustment formula to prevent dilution of the interests of the holders of the Notes will generally not be deemed to result in a constructive distribution. Among other events, adjustments in respect of distributions paid to our stockholders, however, will not qualify as being made pursuant to such an adjustment formula, and if such an adjustment is made, we intend to take the position that you will be deemed to have received a constructive distribution from us, even though you have not received any cash or property as a result of such adjustment. In such case, the constructive distribution would generally be subject to U.S. federal income tax in the manner described under the section entitled "Taxation of Taxable U.S. Stockholders—Distributions Generally" in the accompanying prospectus. Further, we intend to take the position that the amount of any such constructive distribution for U.S. federal income tax purposes is equal to the fair market value of the additional common shares (as of the date of the constructive distribution) that a holder of a Note would be entitled to receive as a result of such adjustment. It is possible, however, that the IRS may disagree with this method of calculating the amount of any such constructive distribution.

Non-U.S. Holders

        Payments of Interest    A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of interest on a Note (the "portfolio interest exemption") if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder (i) owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is a controlled foreign corporation related to us, or (iii) is a bank as to which the interest represents interest received on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, in which case such interest will be subject to a 30% withholding tax (unless reduced or eliminated by an applicable tax treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received, before payment, a statement that

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  is signed by the Non-U.S. Holder under penalties of perjury,

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  certifies that the Non-U.S. Holder is not a U.S. Holder, and

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  provides the name and address of the Non-U.S. Holder.

        The statement may be made on IRS Form W-8BEN (or a substantially similar form), and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the beneficial owner of the Note must provide the above statement to such organization or institution and the organization or institution must provide to the Withholding Agent a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN (or substantially similar form).

        Sale, Redemption, Retirement or Other Taxable Disposition.    A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any amount which constitutes gain upon a sale, redemption, retirement or other disposition of a Note, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, or (iii) as described below, the Notes are U.S. real property interests ("USRPIs") subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

        If interest and other payments received by a Non-U.S. Holder with respect to a Note (including proceeds from a sale, redemption, retirement or other disposition of a Note) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such holder's ownership of a Note), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.

        The Notes will not constitute USRPIs, and will not be subject to U.S. federal income tax under FIRPTA, if we are not a "United States real property holding corporation" ("USRPHC") throughout an applicable testing period (generally, the shorter of the holding period of the Notes or 5 years). A U.S. corporation is a USRPHC if at least 50% of the value of its assets consist of USRPIs, which include interests in real property, but not interests solely as a creditor. Currently, the majority of our assets are not USRPIs. While we believe that we will not become a USRPHC at any time prior to the maturity of the Notes, there can be no assurance that the composition of our assets will not change. Accordingly, there can be no assurance that we will not become a USRPHC prior to the maturity of the Notes.

        Even if we become a USRPHC prior to the maturity of the Notes, the Notes will not be treated as USRPIs if any class of our stock is considered "regularly traded" on an "established securities market," such as the New York Stock Exchange and the Non-U.S. Holder did not own, actually or constructively, Notes with a fair market value greater than 5% of our outstanding common stock. Our common stock is regularly traded on the New York Stock Exchange for purposes of this requirement. In addition, the Notes will not be treated as USRPIs, if we are a "domestically controlled REIT," defined generally as a REIT less than 50% in value of whose stock is held directly or indirectly by non-U.S. persons at all times during a designated testing period (generally, a five year period ending on the date of the disposition of a Note). While we believe that we are and have been a domestically controlled REIT, and will continue to be a domestically controlled REIT through the maturity date of the Notes, because our common stock is publicly traded, no assurance can be provided that we have been, are or will remain a domestically controlled REIT.

        If gain on the sale, redemption, repurchase, or other taxable disposition of Notes were subject to taxation under FIRPTA, a Non-U.S. Holder generally would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to any gain in the same manner as an U.S. Holder, and would generally be subject to a 10% U.S. federal income withholding tax.

        Conversion.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon a conversion of a Note, unless the Non-U.S. Holder would otherwise be subject to U.S. federal income tax upon a sale, redemption, retirement or disposition of a Note.

        Adjustments to Conversion Rate.    The conversion rate of the Notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, be treated as a constructive distribution to Non-U.S. Holders. See "—Adjustments to Conversion Rate," above. In such case, the constructive distribution would be subject to the rules described generally under the section entitled "Certain U.S. Federal Income Tax Consequences—Taxation of Non-U.S. Stockholders" in the accompanying prospectus, including applicable U.S. federal income tax withholding. In the case of a constructive distribution, because no cash payments will otherwise be paid to holders, the indenture provides that we may set off any required U.S. federal income withholding tax against cash payments of interest or from cash or common shares otherwise deliverable to a holder upon conversion of Notes or a redemption or repurchase of Notes.

        Non-U.S. Holders are urged to consult their tax advisors with regard to the U.S. federal income tax consequences of a sale, redemption, repurchase, or conversion of the Notes, including potential taxation under FIRPTA, based on their circumstances.

Acquisition, Ownership and Disposition of Common Stock and our Election to be Taxed as a REIT

        A summary of certain U.S. federal income tax consequences related to the acquisition, ownership, and disposition of our common stock and our election to be subject to U.S. federal income tax as a REIT is included in the section entitled "Certain U.S. Federal Income Tax Consequences" in the accompanying prospectus. Prospective investors should consult their tax advisors as to the U.S. federal, state, local and non-U.S. tax consequences to them of the acquisition, ownership and disposition of our common stock, and with regard to our election to be subject to U.S. federal income tax as a REIT.

Backup Withholding

        Certain non-corporate U.S. Holders may be subject to backup withholding on payments of principal and interest on, and the proceeds of a disposition (including the sale, redemption, retirement or conversion) of, the Notes, if the U.S. Holder:

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  fails to furnish on a properly completed IRS Form W-9 (or substantially similar form) its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number,

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  furnishes an incorrect TIN,

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  is notified by the IRS that it has failed to report payments of interest or dividends, or

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  under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

        In addition, such payments of principal, interest and disposition proceeds to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

        We must report annually to the IRS and to each Non-U.S. Holder any interest on the Notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Backup withholding and other information reporting generally will not apply to payments of interest made to a Non-U.S. Holder of a Note who provides a properly completed IRS Form W-8BEN (or substantially similar form) or otherwise establishes an exemption from backup withholding. Payments of principal or the proceeds of a disposition of the Notes by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (and certain other conditions are met) or otherwise establishes an exemption. Payments of principal or the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

        We are offering the Notes described in this prospectus supplement through the underwriters named below. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters and the joint book-running managers. Subject to the terms and conditions set forth in the underwriting agreement between us and the representatives, the underwriters named below have agreed to purchase from us, severally and not jointly, the principal amount of Notes set forth opposite their names below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Wachovia Capital Markets, LLC

Total	$

        We estimate that our expenses for this offering will be approximately $1.1 million.

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent.

        If the underwriters sell more Notes than the principal amount set forth in the table above, the underwriters have an option to buy up to an additional $                    aggregate principal amount of Notes. They may exercise that option for 30 days. If any Notes are purchased pursuant to this option, the underwriters will severally purchase Notes in approximately the same proportion as set forth in the table above.

        We have been advised by the underwriters that the underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to      % of the principal amount of the Notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to      % of the principal amount of the Notes. After commencement of the offering, the offering price and other selling terms may be changed by the underwriters.

        We and certain of our officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 30 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

        The 30-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 30-day restricted period we issue an earnings release or announces material news or a material event; or (2) prior to the expiration of the 30-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 30-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

        The Notes are not listed on any securities exchange. The underwriters have advised us that they will act as market-makers for the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

        We have agreed to indemnify the underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

        The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

        The underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking and/or general financing, banking and advisory services to us and our subsidiaries for customary fees. In addition, affiliates of certain of the underwriters of this offering, are lenders on our unsecured revolving credit facilities and our unsecured interim financing facility and, accordingly, may be repaid in whole or in part from proceeds of the offering. See "Use of Proceeds" herein.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospective Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus

Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act or the "FSMA") received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

        The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        No offering circular or other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore.

LEGAL MATTERS

        The legality of the notes offered by this prospectus supplement will be passed upon for us by Clifford Chance US LLP, New York, New York. Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law. Certain matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of iStar Financial Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

        iSTAR FINANCIAL INC.
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
and
Warrants

        We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or directly to purchasers.

        We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

        In each prospectus supplement we will include the following information:

  •
  The names of the underwriters or agents, if any, through which we will sell the securities.

  •
  The proposed amount of securities, if any, which the underwriters will purchase.

  •
  The compensation, if any, of those underwriters or agents.

  •
  The initial public offering price of the securities.

  •
  Information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded.

  •
  Any other material information about the offering and sale of the securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 9, 2007

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	1
iSTAR FINANCIAL INC.	2
RATIO OF EARNINGS TO FIXED CHARGES	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	6
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	7
DESCRIPTION OF DEPOSITARY SHARES	12
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	13
PLAN OF DISTRIBUTION	33
LEGAL MATTERS	34
EXPERTS	34
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	35
INFORMATION WE FILE	35

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may sell any combination of common stock, preferred stock, depositary shares representing shares of preferred stock, debt securities or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Incorporation of Certain Documents By Reference."

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

  1.
  The success or failure of our efforts to implement our current business strategy.

  2.
  Economic conditions generally and in the commercial finance and real estate markets specifically.

  3.
  The performance and financial condition of borrowers and corporate customers.

  4.
  The actions of our competitors and our ability to respond to those actions.

  5.
  The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, our credit rating and general market conditions.

  6.
  Changes in governmental regulations, tax rates and similar matters.

  7.
  Legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts ("REITs")).

  8.
  Other factors discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any subsequent report incorporated in this registration statement by reference, or which may be discussed in a prospectus supplement.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

iSTAR FINANCIAL INC.

        We are a leading publicly-traded finance company focused on the commercial real estate industry. We primarily provide custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. We seek to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to our customers. We are taxed as a REIT for U.S. federal income tax purposes.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this prospectus. Our primary regional offices are located in Atlanta, Boston, Chicago, Dallas, Hartford, Irvine, Los Angeles, Phoenix, San Francisco and Washington, D.C. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta. We also have a subsidiary, iStar Europe Ltd. with an office located in London.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.6x	1.7x(2)	1.5x(3)	2.0x	1.7x
Ratio of earnings to fixed charges(1)	1.8x	1.9x(2)	1.8x(3)	2.3x	2.0x

(1)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before adjustment for minority interest in consolidated subsidiaries, or income or loss from equity investees, income taxes and cumulative effect of change in accounting principle plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness (including amortization of original issue discount) and the implied interest component of our rent obligations in the periods presented.

(2)
Includes the effect of STARs asset-backed notes redemption charge of $44.3 million. Excluding this charge, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 1.8x and 2.0x respectively.

(3)
Includes the effect of chief executive officer, chief financial officer and ACRE Partners compensation charges of $106.9 million, 8.75% Senior Notes due 2008 redemption charge of $11.5 million and, for the ratio of earnings to fixed charges and preferred dividends, preferred stock redemption charge of $9.0 million. Excluding these charges, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 2.0x and 2.3x, respectively.

USE OF PROCEEDS

        Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use to repay indebtedness, for new investments, or for other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        We will issue the debt securities under an indenture dated as of February 5, 2001 with US Bank Trust National Association, as trustee, which we may supplement from time to time. The following paragraphs describe the provisions of the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part and you may inspect it at the office of the trustee.

General

        The debt securities will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. The indenture does not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

  •
  The title of the debt securities and whether the debt securities are senior or subordinated debt securities.

  •
  Any limit upon the aggregate principal amount of a series of debt securities which we may issue.

  •
  The date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable.

  •
  The rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date.

  •
  The currency or currencies in which principal, premium, if any, and interest, if any, will be paid.

  •
  The place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange.

  •
  Any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities.

  •
  The right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution of the conversion rights.

  •
  Any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities.

  •
  Any index or formula used to determine the required payments of principal, premium, if any, or interest, if any.

  •
  The percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default.

  •
  Any special or modified events of default or covenants with respect to the debt securities.

  •
  Any other material terms of the debt securities.

        The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities may contain provisions of that type.

        We may issue debt securities at a discount from their stated principal amount. A prospectus supplement may describe U.S. federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

        If the principal of, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

        We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

        We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

        An event of default with respect to each series of debt securities will include:

  •
  Our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period.

  •
  Our default for 30 days or a period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series.

  •
  Our default for 60 days after notice in the observance or performance of any other covenants in the indenture.

  •
  Certain events involving our bankruptcy, insolvency or reorganization.

        Supplemental indentures relating to particular series of debt securities may include other events of default.

        The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

        The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the applicable series of debt securities.

        The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

        A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture

        We and the trustee may:

  •
  Without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities.

  •
  With the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally.

  •
  With the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

        However, we may not:

  •
  Extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities, without the consent of each holder of debt securities who will be affected.

  •
  Reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

        We may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless: (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture; and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Governing Law

        The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York.

DESCRIPTION OF WARRANTS

        Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

  •
  The securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities).

  •
  The exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration).

  •
  The period during which the warrants may be exercised.

  •
  Any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise.

  •
  The place or places where warrants can be presented for exercise or for registration of transfer or exchange.

  •
  Any other material terms of the warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, 45,000 shares of High Performance Common Stock and 30,000,000 shares of preferred stock, $0.001 par value, of which 4,600,000 shares are designated 8.000% Series D Cumulative Redeemable Preferred Stock, $0.001 par value, 9,000,000 shares are designated 7.875% Series E Cumulative Redeemable Preferred Stock, $0.001 par value, 4,600,000 shares are designated 7.800% Series F Cumulative Redeemable Preferred Stock, $0.001 par value, 3,200,000 shares are designated 7.650% Series G Cumulative Redeemable Preferred Stock, $0.001 par value and 5,000,000 shares are designated 7.500% Series I Cumulative Redeemable Preferred Stock, $0.001 par value. At January 31, 2007, 126,701,213 shares of common stock, 45,000 shares of High Performance Common Stock, 4,000,000 shares of Series D preferred stock, 5,600,000 shares of Series E preferred Stock, 4,000,000 shares of Series F preferred stock, 3,200,000 shares of Series G preferred stock and 5,000,000 shares of our Series I preferred stock were outstanding. We previously had authorized and issued series of preferred stock designated Series A, B, C, and H preferred stock; however, we have retired each of those series, which makes the shares available for re-issuance and re-designation.

Common Stock

        Holders of common stock will be entitled to receive distributions on common stock if, as and when the Board of Directors authorizes and declares distributions. However, rights to distributions may be subordinated to the rights of holders of preferred stock, when preferred stock is issued and outstanding. In the event of our liquidation, dissolution or winding up, each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

        Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of the Series D preferred stock are entitled to 0.25 of a vote for each share on all matters submitted to a stockholder vote. They will vote with the common stock as a single class. There is no cumulative voting in the election of directors.

        Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities. All shares of common stock have equal dividend, distribution, liquidation and other rights.

        We may be dissolved if the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

        Our charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock. The Board of Directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.

        Our charter also provides that, to the extent permitted by the General Corporate Law of Maryland, the Board of Directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

        We believe that these powers of the Board of Directors provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

High Performance Unit Program

        In May 2002 and June 2003, the Company's stockholders initially approved two iStar Financial High Performance Unit Programs. The programs, as more fully described in the Company's annual proxy statements dated April 8, 2002, April 21, 2003, April 27, 2004, April 25, 2005 and May 1, 2006 are performance-based employee, director and officer compensation plans that only have material value to the participants if the Company provides superior returns to its stockholders. The programs entitle the employee, director and officer participants to receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's Common Stock (share price appreciation plus dividends) exceeds certain performance levels.

        Initially, there were three plans within the employee program: the 2002 plan, the 2003 plan, and the 2004 plan. Each plan has 5,000 shares of High Performance Common Stock associated with it. Each share of High Performance Common Stock carries 0.25 votes per share.

        For these three plans, the Company's performance is measured over a one-, two-, or three-year valuation period, beginning on January 1, 2002 and ending on December 31, 2002, December 31, 2003 and December 31, 2004, respectively. The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The High Performance Common Stock has a nominal value unless the total rate of stockholder return for the relevant valuation period exceeds the greater of: (1) 10.00%, 20.00%, or 30.00% for the 2002 plan, the 2003 plan and the 2004 plan, respectively; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

        If the total rate of return on the Company's Common Stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of the Company's Common Stock equal to the following: 7.50% of the Company's excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of the Company's common equity capitalization during the measurement period, all as divided by the average closing price of a share of the Company's Common Stock for the 20 trading days immediately preceding the applicable valuation date.

        If the total rate of return on the Company's Common Stock does not exceed the threshold performance levels for a particular plan, then the shares of High Performance Common Stock related to that plan will have only nominal value. In this event, each of the 5,000 shares will be entitled to dividends equal to 0.01 times the dividend paid on a share of Common Stock, if and when dividends are declared on the common stock.

        Regardless of how much the Company's total rate of return exceeds the threshold performance levels, the dilutive impact to the Company's stockholders resulting from distributions on High Performance Common Stock in each plan is limited to 1.00% of the number of shares of the Company's Common Stock outstanding, on a fully diluted basis, on the valuation date for each plan.

        Subsequent plans were established for each of 2005 through 2008. Each of these plans had 5,000 authorized shares of High Performance Common Stock; however, the shares associated with the 2005 and 2006 plans were redeemed for a nominal amount because the plans did not meet the performance thresholds. The provisions of the 2005 through 2008 plans are substantially the same as the prior plans, except that the measurement period for each plan is three years.

        The iStar Financial Executive and Director High Performance Unit Program was established in 2003. This program is substantially similar to the employee program. There are four plans within the Executive and Director HPU Program, the 2005 plan, the 2006 plan, the 2007 plan and the 2008 plan. Each plan had 5,000 shares associated with it. Each share will carry 0.25 votes and pay dividends equal to 0.01 times the dividend paid on a share of our common stock, if and when dividends are declared on our common stock. The valuation date of the 2007 plan is December 31, 2007 and the valuation date of the 2008 plan is December 31, 2008. The valuation dates will be accelerated if there is a change of control of the Company. Prior to the valuation dates, the High Performance Common Stock will have little intrinsic value.

        The shares will continue to have only the nominal value described above unless, on the applicable valuation date, the three-year total rate of return (dividends plus share price appreciation) on a share of our common stock exceeds the greater of: (1) 30.00%, and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the three-year period. If the total rate of return on the common stock exceeds the threshold performance levels for a particular plan, then distributions are paid in the same manner as they are in the employee programs.

        The Executive and Director HPU Plans differ from the employee plans regarding dilution. The dilutive impact to our stockholders resulting from distributions on High Performance Common Stock in each plan under the Executive and Director HPU Plans will be limited to 0.50% of the number of shares of our common stock outstanding, on a fully diluted basis, on the valuation date for each plan, unlike the 1.00% limit in the employee plans.

Restrictions on Ownership and Transfer

        To maintain our REIT qualification under the Internal Revenue Code, no group of five or fewer individuals can own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Additionally, at least 100 persons must beneficially own our stock (the "5/50 Test") during at least 335 days of a taxable year. To assist us in meeting these tests, our charter provides that no person other than persons who were our stockholders as of November 3, 1999 or persons exempted by our Board of Directors may beneficially or constructively own more than 9.8% of the number or value of our capital stock (the "Ownership Limit").

        Each person who is a beneficial or constructive owner of shares of stock and each person, including the stockholder of record, who is holding shares of stock for a beneficial or constructive owner must provide us in writing any information with respect to direct, indirect and constructive ownership of shares of stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our qualification as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        Any issuance or transfer of shares of our stock that would result in (1) a violation of the 5/50 Test, (2) our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), or (3) our otherwise failing to qualify as a REIT, shall be void and the intended transferee shall acquire no rights in such shares of our stock. Shares of our stock issued or transferred that would cause any stockholder (a "Prohibited Owner") to own more than the Ownership Limit or otherwise cause us to fail to qualify as a REIT will constitute shares of excess stock. All excess stock will be automatically transferred, without action by the Prohibited Owner, to a trust for the exclusive benefit of one or more charitable beneficiaries that we select, and the Prohibited Owner will not acquire any rights in the shares of excess stock. Such automatic transfer shall be deemed to be effective as of the close of business on the day prior to the date of the transfer causing a violation. If the transfer to the trust would not be effective for any reason to prevent a stockholder from owning more than the Ownership Limit or otherwise cause us to fail to qualify as a REIT, then the transfer of that number of shares necessary to cause such ownership or failure will be void and the intended transferee shall acquire no rights in such shares of our stock. The trustee of the trust shall be appointed by us and must be independent of us and the Prohibited Owner. The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any excess stock held in the trust. Any dividend or other distribution paid prior to the discovery by us that excess stock has been transferred to the trust must be paid by the recipient of the dividend or distribution to the trustee upon demand for the benefit of the charitable beneficiaries, and any dividend or other distribution authorized but unpaid shall be paid when due to the trust. The trust shall have all dividend and voting rights with respect to the shares of excess stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution so paid to the trust shall be held in trust for the charitable beneficiary.

        Within 60 days after the latest of (i) the date of the transfer which resulted in such transfer to the charitable trust and (ii) the date the Board of Directors determines in good faith that a transfer resulting in the transfer to the charitable trust has occurred, the trustee will sell the excess stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, any interest of the charitable beneficiary in the excess stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the excess stock (or, in the case of a devise, gift or other transaction in which no value was given for such shares held by the charitable trust, the Market Price (as defined in our charter) at the time of such devise, gift or other transaction), and (b) the price per share received by the trustee from the sale or other disposition of the excess stock held in the trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the charitable beneficiary. Shares of our stock held by the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares held by the trust (or, in the case of a devise, gift or other transaction in which no value was given for such shares held by the trust, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price of the shares of our stock to which such shares held by the trust relates on the date we, or our designee, accepts such offer (the "Redemption Price"). We shall have the right to accept such offer until the trustee has sold the shares of our stock held in the charitable trust. Upon such a sale, the interest of the charitable beneficiary in the shares of stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the purported record transferee of such shares. If any of the foregoing restrictions on transfer of our shares held by the trust are determined to be void or invalid, then the purported record transferee of such shares may be deemed, at our option, to have acted as our agent in acquiring such shares and to hold such shares on our behalf.

        These restrictions on ownership and transfer will not apply to our stock if the Board of Directors determines that it is no longer in our best interests to qualify as a REIT.

        These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for shares of our stock or otherwise be in the best interest of our stockholders.

Preferred Stock

        We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

  •
  The title of the series.

  •
  Any limit upon the number of shares of the series which may be issued.

  •
  The preference, if any, to which holders of the series will be entitled upon our liquidation.

  •
  The date or dates on which we will be required or permitted to redeem shares of the series.

  •
  The terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed.

  •
  The voting rights of the holders of the preferred stock.

  •
  The dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative).

  •
  The right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights.

  •
  Any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series.

  •
  Any other material terms of the series.

        Holders of shares of preferred stock will not have preemptive rights.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock and preferred stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

        While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

        Dividends and Other Distributions.    Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

        Withdrawal of Preferred Stock. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

        Redemption of Depositary Shares.    Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary's receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

        Voting.    Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

        Liquidation Preference.    Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

        Conversion.    If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

        Amendment and Termination of a Deposit Agreement.    We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

  •
  All outstanding depositary shares to which it relates have been redeemed or converted.

  •
  The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

        Miscellaneous.    There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        THE FOLLOWING IS A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELEVANT TO AN INVESTMENT IN US AND OUR QUALIFICATION AS A REIT. THIS SUMMARY IS BASED ON CURRENT LAW. YOUR TAX CONSEQUENCES RELATED TO AN INVESTMENT IN US MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF OUR SECURITIES IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO HOLDERS OF OUR SECURITIES SUBJECT TO SPECIAL TREATMENT UNDER THE U.S. FEDERAL INCOME TAX LAWS, EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "—TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "—TAXATION OF NON-U.S. STOCKHOLDERS." INVESTORS SUBJECT TO SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, GOVERNMENTAL ORGANIZATIONS, INVESTORS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, FOREIGN CORPORATIONS OR PARTNERSHIPS, AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF OUR SECURITIES.

        This discussion is based on the Internal Revenue Code, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the Internal Revenue Service upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the taxpayers who requested and received such rulings. Future legislation,

Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if so challenged.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF: (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES; (2) OUR ELECTION TO BE TAXED AS A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES; AND (3) POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of iStar Financial—General

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1998. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code and we intend to continue to be organized and to operate in this manner. Our qualification and taxation as a REIT, however, depend upon our ability to meet, through actual annual operating results, asset requirements, distribution levels, diversity of stock ownership, and the various other requirements imposed under the Internal Revenue Code. Accordingly, there can be no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        In the opinion of Clifford Chance US LLP, commencing with our taxable year ended December 31, 1998, we have been organized and operated in conformity with the requirements for qualification as a REIT, and our present and proposed method of operation, as represented by us, will enable us to meet the requirements for qualification as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including our representations concerning our income and properties and the past, present, and future conduct of our business operations as set forth in this prospectus and one or more factual certificates provided by our officers). The opinion is expressed as of the date of this prospectus and Clifford Chance US LLP has no obligation to advise of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various requirements imposed under the Internal Revenue Code as discussed below, the results of which will not be reviewed by Clifford Chance US LLP. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See "—Failure to Qualify." An opinion of counsel is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge our qualification as a REIT.

        The sections of the Internal Revenue Code that relate to the qualification and taxation of REITs are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

        Provided we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from an investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. For tax years through 2010, stockholders who are taxed at individual U.S. federal income tax rates are generally taxed on corporate dividends at a maximum U.S. federal income tax rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received from us or other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

        Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

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  We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on items of tax preference, if any.

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  If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% or 95% gross income tests, as described below, but have, nevertheless, maintained our qualification as a REIT, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year multiplied in either case by a fraction intended to reflect our profitability.

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  If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

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  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs and certain taxable mortgage pods to the extent our shares are held in record name by specified tax-exempt organizations not subject to tax on unrelated business taxable income. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. For a discussion of "excess inclusion income," see "Certain U.S. Federal Income Tax

    Consequences—Effect of Subsidiary Entities—Taxable Mortgage Pools" and "—Excess Inclusion Income."

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  We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of: (1) 85% of our ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

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  If we acquire an asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the date on which we acquired the asset, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent the fair market value of the asset exceeds our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that no election will be made under Treasury regulation Section 1.337(d)-7 for the C corporation to be subject to an immediate tax when the asset is acquired.

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  We will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of our company to any of our tenants. Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations.

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  We own subsidiaries or interests in entities that are C corporations for U.S. federal income tax purposes, including taxable REIT subsidiaries, the earnings of which are generally subject to U.S. federal corporate income tax.

        In addition, our subsidiaries and we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to its owners;

  (3)
  that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

  (4)
  that is not a financial institution or an insurance company under the Internal Revenue Code;

  (5)
  that is owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT.

        We believe that we currently satisfy conditions (1) through (7) above. In addition, our Charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our qualification as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

        In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Effect of Subsidiary Entities

Ownership of a Partnership Interest

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the REIT asset and gross income tests described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. For purposes of the 10% value test only, however, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding certain securities described in the Internal Revenue Code. Thus, our proportionate share of the assets and income of partnerships in which we own an equity interest are treated as our assets and items of income for purposes of applying the REIT asset and gross income requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in "—Tax Aspects of Investments in Partnerships."

Qualified REIT Subsidiaries.

        A "qualified REIT subsidiary" is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below.

Taxable REIT Subsidiaries.

        A "taxable REIT subsidiary" is a corporation which, together with a REIT that owns an interest in such corporation, makes an election to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax. A REIT may own up to 100% of the stock of a taxable REIT subsidiary.

        Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a taxable REIT subsidiary has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Finally, a taxable REIT subsidiary's ability to derive income from lodging and health care related properties is subject to certain limitations under the Internal Revenue Code.

Taxable Mortgage Pools

        An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

  •
  the entity has issued debt obligations that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as separate entitities for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. See "—Excess Inclusion Income."

        If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Income Tests

        We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property" and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of gross receipts or sales.

        Any amount includable in gross income by us with respect to a regular or residual interest in a REMIC is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we made the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        We may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate-asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that complies or attempts to comply with the various requirements applicable to our qualification as a REIT. However, to the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

        We may also hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans originated by other lenders. B Notes are an interests in underlying loans created by virtue of participations or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

        We may make loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

        We may own assets or incur obligations in currencies other than the U.S. dollar and, as a result, we may recognize foreign currency gains for U.S. federal income tax purposes. In May 2007, the IRS issued Revenue Ruling 2007-33 and Notice 2007-42. The Revenue Ruling provides that foreign currency gains recognized by a REIT will be treated as qualifying income for purposes of the REIT 95% and 75% gross income tests to the extent the income underlying the foreign currency gains so qualifies. The Notice provides interim guidance that generally extends the foregoing treatment to foreign currency gains recognized by a REIT through a foreign office. For example, if we derive interest from a mortgage loan that qualifies for purposes of the REIT 95% and 75% gross income tests, any foreign currency gains we recognize that are attributable to the mortgage loan would also qualify for purposes of the REIT 95% and 75% gross income tests. We may, however, recognize foreign currency gains that are not treated as qualifying income for purposes of the REIT 95% and 75% gross income tests. To reduce the risk of non-qualifying foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or to employ other structures that could affect the timing, character or amount of income we receive or expense we incur from our non-U.S. dollar denominated assets and obligations. While we intend to manage our non-U.S. dollar denominated assets and obligations in a manner that does not jeopardize our ability to qualify as a REIT, there can be no assurance that the IRS will not challenge our qualification as a REIT as a result of foreign currency gains derived from our non-U.S. dollar denominated assets and obligations.

        Lease income we receive will qualify as "rents from real property" only if the following conditions are met:

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  The amount of lease income may not be based in whole or in part on the income or profits of any person. "Rents from real property" may, however, include lease income based on a fixed percentage of receipts or sales. Some of the leases we have entered into provide for participation or similar rights in the net cash flow of the leasee in the excess of a threshold amount. Any amount received or accrued that is attributable to any such participation or similar rights would cause all rents received or accrued by us with respect to such lease to fail to qualify as "rents from real property." We have not received or accrued and do not expect to receive or accrue any amount attributable to any participation or similar rights with respect to these leases which, together with other nonqualifying income (for purposes of the 75% or 95% gross income tests) received or accrued during the same taxable year, would have caused or would cause us to violate the 75% or 95% gross income test for that taxable year.

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  Lease income received from a tenant will not qualify as "rents from real property" if iStar Financial, or an actual or constructive owner of 10% or more of iStar Financial, actually or constructively owns 10% or more of such tenant.

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  Lease income attributable to personal property leased in connection with a lease of real property does not exceed 15% of the total lease income received under the lease.

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  We generally may not render services to tenants of the property, other than through an independent contractor from whom we derive no revenue. We may, however, provide services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a de minimis amount of non-customary services. Finally, we may provide certain non-customary services to tenants through a taxable REIT subsidiary.

        We intend to maintain our REIT qualification by carefully monitoring any potential nonqualifying income for purposes of the 75% and 95% gross income tests discussed above. If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

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  our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our U.S. federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with the intent to evade tax.

        Beginning with our 2005 tax year, if we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury.

        It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above in "—Taxation of iStar Financial—General," even if these relief provisions apply, and we retain our qualification as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum U.S. federal corporate tax rate (currently 35%). Foreclosure property means real property and related personal property that: (1) is acquired by us through foreclosure following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property; and (2) for which we make an election to treat the property as foreclosure property.

Prohibited Transaction Income

        Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Internal Revenue Code provides standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Foreign Investments

        To the extent that we make investments and incur obligations in currencies other than the U.S. dollar, we may generate foreign currency gains and losses. As noted above, the IRS recently ruled that foreign currency gains recognized by a REIT will be treated as qualifying income for purposes of the REIT 95% and 75% gross income tests to the extent the income underlying the foreign currency gains so qualifies. We may, however, recognize foreign currency gains that are not treated as qualifying income for purposes of the REIT 95% and 75% gross income tests. To reduce the risk of non-qualifying foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or employ other structures that affect the treatment of our foreign obligations and the timing, character and amount of income we receive from our foreign investments. In addition, certain income we derive from an equity investment in a foreign corporation may not be treated as qualifying income for purposes of the REIT 95% gross income test (and will not be treated as qualifying income for purposes of the REIT 75% gross income test). No assurance can be given that the IRS will not challenge our qualification as a REIT as a result of our foreign currency gains derived from our non-U.S. dollar denominated assets and obligations or income we derive from equity investments in foreign corporations.

Excess Inclusion Income

        If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement may be treated as a taxable mortgage pool for U.S. federal income tax purposes. If all or a portion of our company is considered a taxable mortgage pool, our qualification as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as "excess inclusion income". In addition, if we acquire residual interest in a REMIC, a portion of our income derived from such residual interest may also be characterized as excess inclusion income.

        Recently issued IRS guidance indicates that our excess inclusion income will be allocated among our stockholders in proportion to our dividends paid. A stockholder's share of our excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most tax-exempt stockholders, and (iii) would result in the application of U.S. federal income tax withholding at a rate of 30%, without reduction for any otherwise applicable income tax treaty, in the hands of a non-U.S. stockholder. In addition, the IRS has taken the position that we are subject to tax at the highest U.S. federal corporate income tax rate on our excess inclusion income allocated to "disqualified organizations" (generally, tax-exempt investors that are not subject to U.S. federal income tax on unrelated business taxable income, including governmental organizations and charitable remainder trusts) that hold our stock in record name. Further, the IRS has taken the position that broker/dealers and nominees holding our stock in "street name" on behalf of disqualified organizations are subject to U.S. federal income tax at the highest U.S. federal corporate income tax rate on our excess inclusion income allocated to such disqualified organizations. Similarly, a regulated investment company or other pass-through entity may be subject to U.S. federal income tax at the highest U.S. federal corporate income tax rate on our excess inclusion income to the extent such entities are owned by disqualified organizations.

        Although we do not intend to invest a material portion of our assets in REMICs or taxable mortgage pools, in each case, of which we own or are treated as owning residual interests, we have owned such assets in the past. Stockholders are urged to consult their tax advisors with regard to the U.S. federal, state and local income tax consequences to them of excess inclusion income.

Asset Tests

        At the close of each quarter of each of our taxable years, we must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering. In addition, any regular or residual interests we hold in a REMIC are generally treated as a real estate asset for purposes of the asset tests described above. If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as holding our proportionate share of the assets of the REMIC, which generally would include assets both qualifying and not qualifying as real estate assets. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class. Third, of the investments included in the 25% asset class and, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Fourth, not more than 20% of the value of our total assets may be represented by securities in one or more taxable REIT subsidiaries.

        The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Internal Revenue Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership, (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries" as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        We expect that any real property and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a REMIC in which we own an interest consists of "real estate assets." Mortgage loans will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

        Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See "—Income Tests." We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as "straight debt" securities or for one of the other exclusions from the definition of "securities" for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above. However, to the extent that our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of the quarter. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and the such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps, including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.

        We believe that our holdings of securities and other assets will comply with the foregoing REIT asset test requirements, and we intend to monitor our compliance with such tests on an ongoing basis. However, the values of some of our assets may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances and we may not meet the IRS safe harbor described above with respect to one or more of our mezzanine loans, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

        To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of: (1) 90% of our "REIT taxable income"; and (2) 90% of our after tax net income, if any, from foreclosure property; minus (3) the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income". In general, "REIT taxable income" means taxable ordinary income without regard to the dividends paid deduction.

        We are required to distribute income in the taxable year in which it is earned, or in the following taxable year if such dividend distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified date during such period and paid during

January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return and paid on or before our first regular dividend payment following such declaration, provided such payment is made during the twelve-month period following the close of our taxable year. These distributions are taxable to holders of common stock in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our "REIT taxable income," we will be subject to tax at regular corporate tax rates.

        From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Failure to Qualify

        In the event we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation of the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause.

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our stockholders. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders through 2010 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a

REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Tax Aspects of Investments in Partnerships

General

        We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on such items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT gross income tests, based on our capital interest in such partnership, and we will include our share of partnership items in our computation of our taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code). See "—Effect of Subsidiary Entities—Ownership of a Partnership Interest" above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

        The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, would be subject to an entity-level tax on its net income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "—Requirements for Qualification as a REIT—Asset Tests" and "—Income Tests" above, and in turn could prevent us from qualifying as a REIT. See "—Requirements for Qualification as a REIT—Failure to Qualify," below, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Allocations with Respect to Partnership Properties

        Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the partnership's capital accounts or the other economic or legal arrangements among the partners.

        To the extent that any of our subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions, allocations would need to be made in a manner consistent with these requirements. As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of such contributed properties than would have been the case if all of the partnership's assets had been acquired in exchange for cash at their agreed upon fair market value.

Taxation of Taxable U.S. Stockholders

        When we use the term "U.S. stockholder," we mean a beneficial owner of shares of our stock who is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (a) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) in existence on August 20, 1996, and treated as a United States person prior to such date, that has elected to continue to be treated as a United States person.

        If a partnership holds shares of our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of shares of our stock.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will generally be taxable to our U.S. stockholders as ordinary income. For this purpose, our earnings and profits will be allocated first to our outstanding preferred shares, and then to our outstanding common shares. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

        Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable C corporations. An exception applies, however, and individual U.S. stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) "REIT taxable income" that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic C corporations (including taxable REIT subsidiaries) and certain foreign corporations or (iii) income from sales of appreciated property acquired from C corporations in carryover basis transactions that has been subject to tax at the REIT level.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. Return of capital distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year.

        Dividends we declare in October, November, or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we pay the dividend in January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses, or any credits for foreign taxes incurred by us. In addition stockholders are not allowed to use any of their net operating losses to offset any portion of our dividends treated as excess inclusion income. (See "—Excess Inclusion Income").

Capital Gain Distributions

        Distributions designated as net capital gain dividends will be taxable to U.S. stockholders as capital gain income. Such capital gain income will be taxable to U.S. stockholders at a maximum rate of 15% (through 2010) in the case of U.S. stockholders who are individuals and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals to the extent of previously claimed depreciation deductions. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

  •
  include their proportionate share of our undistributed net capital gains in their taxable income;

  •
  receive a credit for their proportionate share of the tax paid by us; and

  •
  increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation but the foregoing rule will not apply to distributions representing dividends to the extent such amounts are taxed at the preferential rates as discussed below unless the U.S. stockholders elect to be taxed on such amounts at a higher rate.

Dispositions of Stock

        If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if the shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the shares are held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

        If a U.S. stockholder recognizes a loss upon a subsequent disposition of shares of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the Internal Revenue Service. While these regulations are directed towards "tax shelters," they are broadly written, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Backup Withholding

        We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

        Except as provided below, the Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity, provided that the shares of the REIT are not otherwise used in an unrelated trade or business. Based on that ruling, provided that a tax-exempt stockholder has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax exempt stockholder), the shares are not otherwise used in a unrelated trade or business, and we do not hold an asset that gives rise to "excess inclusion income" (see "—Taxable Mortgage Pools" and "—Excess Inclusion Income") dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. We may engage in transactions that would result in a portion of our dividend income being considered "excess inclusion income," and accordingly, a portion of our dividends received by a tax-exempt stockholder could be treated as unrelated businesses taxable income (See "—Taxation of Tax-Exempt Stockholders—Excess Inclusion Income").

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

  •
  is described in Section 401(a) of the Internal Revenue Code;

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  is tax-exempt under Section 501(a) of the Internal Revenue Code; and

  •
  holds more than 10%, by value, of the interests in the REIT.

        Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if:

  •
  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust is treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

  •
  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

  •
  the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

  •
  the total gross income of the REIT.

        A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our Charter, we do not expect to be classified as a "pension-held REIT."

Excess Inclusion Income:

        A portion of our net income (and, therefore, a portion of the dividends payable by us) may be treated as excess inclusion income from a residual interest in a REMIL or taxable mortgage pool, which may constitute unrelated business taxable income to a tax-exempt stockholder. (See "—Excess Inclusion Income".) Although we do not currently own any residual interests in a REMIL or taxable mortgage pool, it is possible that we may own such interests in the future. Prospective stockholders should consult their tax advisors regarding the U.S. federal income tax consequences to them of incurring excess inclusion income.

Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of beneficial owners of our stock that are not U.S. stockholders ("Non-U.S. stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

        PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISOR TO DETERMINE THE IMPACT OF FOREIGN, U.S. FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to Non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the Non-U.S. stockholder's conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. stockholder unless: (1) a lower treaty rate applies and any required form, such as an IRS Form W-8BEN, evidencing eligibility for that reduced rate is provided by the Non-U.S. stockholder to us; or (2) the Non-U.S. stockholder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

        Any portion of the dividends paid to Non-U.S. stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. (See "—Excess Inclusion Income.")

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. stockholder's stock, such distributions will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a U.S. real property interest, which includes certain interests in U.S. real property, but generally does not include mortgage loans, will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). We hold both assets that constitute U.S. real property interests and assets that do not. To the extent our assets do not constitute U.S. real property interests, distributions by us from the sales of such assets will not be subject to tax under the FIRPTA rules. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a Non-U.S. stockholder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the Non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Stockholders." Also, the branch profits tax will not apply to such a distribution.

        Gain recognized by a Non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by Non-U.S. persons. Although we currently believe that we are a domestically controlled REIT, because our stock is publicly traded, no assurance can be given that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, an alternative exemption to tax under FIRPTA might be available if either (a) we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Internal Revenue Code and applicable Treasury regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (b) the selling Non-U.S. stockholder owns, actually or constructively, 5% or less of our stock throughout a specified testing period and our shares are regularly traded (as defined in applicable Treasury regulations) on an established securities market. If we did not qualify as a domestically controlled REIT and a Non-U.S. stockholder does not qualify for the above exception, amounts realized by such Non-U.S. stockholder upon a sale of our stock generally would be subject to withholding under FIRPTA at a rate of 10%.

        Notwithstanding the foregoing, if a Non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such Non-U.S. stockholder (or a person related to such Non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the 1st day of the 30-day described above, and any portion of such dividend payment would, but for the disposition, be subject to tax under FIRPTA to such Non-U.S. stockholder, then such Non-U.S. stockholder will be subject to tax under FIRPTA in amount that, but for the deposition, would have been subject to tax under FIRPTA.

        Gain not subject to FIRPTA will be taxable to a Non-U.S. stockholder if: (1) the Non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (2) the Non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations).

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities to purchasers upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933, as amended.

        Any securities issued hereunder (other than common stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        In connection with the offering of the securities described in this prospectus and an accompanying prospectus supplement, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

        The underwriters in an offering of these securities may also create a "short position" for their account by selling more equity securities or a larger principal amount of debt securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        Any underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, will pass upon the validity of the securities we are offering by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering. Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File Number 333-142539:

  (1)
  Annual Report on Form 10-K for fiscal year ended December 31, 2006.

  (3)
  Definitive Proxy Statement dated April 27, 2007.

  (4)
  Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2007 and August 9, 2007.

  (5)
  Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 16, 2007, January 25, 2007, March 15, 2007, May 24, 2007, July 2, 2007, July 9, 2007 and September 18, 2007.

  (6)
  The description of the shares of common stock contained in the Registration Statement on Form 8-A on October 5, 1999.

        Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

        We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, New York, New York 10036, attention: Investor Relations Department (Telephone: (212) 930-9400).

INFORMATION WE FILE

        We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http://www.sec.gov.

        Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

$         Convertible Senior Floating Rate Notes due 2012

P R O S P E C T U S      S U P P L E M E N T

October     , 2007

Joint Book-Running Managers

Citi

JPMorgan
Co-Managers
Banc of America Securities LLC

Wachovia Securities

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FORWARD-LOOKING STATEMENTS
iSTAR FINANCIAL INC.
RECENT DEVELOPMENTS
Summary of Offering
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF OUR COMMON STOCK AND DISTRIBUTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
iSTAR FINANCIAL INC.
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INFORMATION WE FILE